     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1998.



                                                      REGISTRATION NO. 333-51877

________________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                             TRIARC COMPANIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                  2086                         38-0471180
      (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL           (IRS EMPLOYER
      INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                            ------------------------
                                280 PARK AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 451-3000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                             BRIAN L. SCHORR, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                             TRIARC COMPANIES, INC.
                                280 PARK AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 451-3000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                    COPY TO:

                           MITCHELL S. FISHMAN, ESQ.
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                          1285 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                                 (212) 373-3000
                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

                   SUBJECT TO COMPLETION, DATED MAY 22, 1998

PROSPECTUS

                             TRIARC COMPANIES, INC.
                  $360,000,000 PRINCIPAL AMOUNT AT MATURITY OF
          ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2018 AND
            SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

                            ------------------------
     This Prospectus relates to (i) $360,000,000 principal amount at maturity of Zero Coupon Convertible Subordinated Debentures Due 2018 (the 'Debentures') of Triarc Companies, Inc., a Delaware corporation (the 'Company' or 'Triarc'), and
(ii) the shares of Class A Common Stock, par value $.10 per share (the 'Common Stock'), of the Company issuable upon conversion of the Debentures (the 'Shares'). The Debentures and the Common Stock that are offered for resale hereby are to be offered for the account of the holders thereof (the 'Selling Securityholders'). The Debentures were initially acquired from the Company by Morgan Stanley & Co. Incorporated (the 'Initial Purchaser') in February 1998 in connection with a private offering. See 'Description of Debentures.'


     The Debentures are convertible into shares of Common Stock of the Company at any time after May 10, 1998, and prior to maturity, unless previously redeemed or otherwise purchased, at a conversion rate of 9.465 shares per $1,000 principal amount at maturity, initially representing a conversion price of approximately $29.40 per share of Common Stock. The conversion rate will not be adjusted for accrued Original Issue Discount (as defined herein), but will be subject to adjustment in certain events. See 'Description of Debentures -- Conversion of Debentures.' The last reported sale price of the Common Stock on the New York Stock Exchange on May 21, 1998 was $25 7/16 per share.



     SEE 'RISK FACTORS' BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.


     The Debentures are subordinated to all existing and future Specified Senior Indebtedness (as defined herein) of the Company. The Debentures also are effectively subordinated to all indebtedness and other liabilities of subsidiaries of the Company. At March 29, 1998, the Company had no outstanding Specified Senior Indebtedness and other indebtedness of approximately $40.7 million (excluding intercompany obligations, other than the Partnership Note (as defined herein), and guarantees of subsidiaries' debt), and the Company's subsidiaries had aggregate indebtedness of approximately $583.4 million (excluding intercompany obligations).


     Prior to February 9, 2003, the Debentures are not redeemable by the Company. On and after February 9, 2003, the Debentures are redeemable at the option of the Company at Redemption Prices (as defined herein) equal to the Issue Price plus accrued Original Issue Discount from and including the Issue Date (as defined herein) and to but excluding the date of redemption. See 'Description of Debentures -- Optional Redemption by the Company.'

     The Debentures will be purchased by the Company, at the option of the holder, as of February 9, 2003, February 9, 2008 and February 9, 2013 for Purchase Prices (as defined herein) equal to the Issue Price (as defined herein) plus accrued Original Issue Discount from and including the Issue Date and to but excluding such dates. Subject to certain conditions, the Company may elect to pay any such Purchase Price in cash or shares of Common Stock, or any combination thereof. See 'Description of Debentures -- Purchase of Debentures at the Option of the Holder.' The Debentures also may be redeemed at the option of the holder if there is a Fundamental Change (as defined herein) at a redemption price for each Debenture equal to the Issue Price plus accrued Original Issue Discount from and including the Issue Date and to but excluding the date of redemption, subject to adjustment in certain situations as described herein. See 'Description of Debentures -- Redemption at the Option of the Holder Upon a Fundamental Change.' The Debentures will be subordinated to all existing and future Specified Senior Indebtedness (as defined herein) of the Company.

     The Company will not receive any of the proceeds from sales of the Debentures or the Shares by the Selling Securityholders. The Debentures and the Shares may be offered in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. See 'Plan of Distribution.' The Selling Securityholders may be deemed to be 'underwriters' as defined in the Securities Act of 1933, as amended (the 'Securities Act'). If any broker-dealers are used by the Selling Securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Debentures or Shares as principals, any profits received by such broker-dealers on the resale of the Debentures or Shares may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders may be deemed to be underwriting commissions.
                            ------------------------
     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


May 22, 1998.


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               TABLE OF CONTENTS


                                                                                                              PAGE
                                                                                                              ----
Available Information......................................................................................     3
Incorporation of Certain Documents by Reference............................................................     3
Special Note Regarding Forward-Looking Statements and Projections..........................................     4
Prospectus Summary.........................................................................................     5
Risk Factors...............................................................................................    14
Ratio of Earnings to Fixed Charges.........................................................................    20
Use of Proceeds............................................................................................    21
Price Range of Common Stock and Dividend Policy............................................................    21
Capitalization.............................................................................................    22
Unaudited Pro Forma Condensed Consolidated Financial Statements............................................    23
Description of Debentures..................................................................................    30
Description of Capital Stock...............................................................................    43
Certain Federal Income Tax Considerations..................................................................    48
Selling Securityholders....................................................................................    52
Plan of Distribution.......................................................................................    52
Legal Matters..............................................................................................    53
Experts....................................................................................................    53

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the 'Commission'). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at Regional Offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the world wide web that contains reports, proxy and information statements and other information on registrants, such as the Company, who must file such material with the Commission electronically. The Commission's Internet address on the world wide web is http://www.sec.gov. Certain of such reports, proxy materials and other information also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10004.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission and are incorporated herein by reference:

          (A) The Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1997;


          (B) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 1998;



          (C) The Company's Current Reports on Form 8-K filed with the Commission on May 13, 1998, May 4, 1998, March 26, 1998, March 16, 1998 and February 9, 1998 (as amended by an amendment thereto filed with the Commission on March 6, 1998) and Current Reports on Form 8-K/A filed with the Commission on February 4, 1998, February 3, 1998 and January 7, 1998;



          (D) The information required by items 10, 11, 12 and 13 of Form 10-K included in the Company's definitive Proxy Statement for the 1998 annual meeting of stockholders (except the information set forth in the sections captioned 'Executive Compensation -- Report of the Compensation Committee and Performance Compensation Subcommittee' and ' -- Stock Price Performance Graph'); and



          (E) The description of the Common Stock set forth in the Company's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on November 4, 1993, and any amendment or report filed for the purpose of updating any such description.


     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. In particular, the financial information incorporated by reference herein should be read in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Statements included herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests for such copies should be directed to Triarc Companies, Inc., 280 Park Avenue, New York, New York 10017,
Attention: Investor Relations, or by telephone at (212) 451-3000.

       SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND PROJECTIONS


     This Prospectus contains or incorporates by reference certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of the Company and statements preceded by, followed by or that include the words 'may,' 'believes,' 'expects,' 'anticipates,' or the negation thereof, or similar expressions, which constitute 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995 (the 'Reform Act'). All statements which address operating performance, events or developments that are expected or anticipated to occur in the future, including statements relating to volume and revenue growth, earnings per share growth or statements expressing general optimism about future operating results, are forward-looking statements within the meaning of the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Several important factors, including those discussed under 'Risk Factors' herein and elsewhere in this document and in the documents which are incorporated herein by reference, could affect the future results of the Company and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such factors include, but are not limited to, the following: competition, including product and pricing pressures; success of operating initiatives; development and operating costs; advertising and promotional efforts; brand awareness; the existence or absence of adverse publicity; market acceptance of new product offerings; new product and concept development by competitors; changing trends in customer tastes; the success of multi-branding; availability, location and terms of sites for restaurant development by franchisees; the ability of franchisees to open new restaurants in accordance with their development commitments; the performance by material customers of their obligations under their purchase agreements; changes in business strategy or development plans; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs; availability and cost of raw materials and supplies; general economic, business and political conditions in the countries and territories where the Company operates, including the ability to form successful strategic business alliances with local participants; changes in, or failure to comply with, government regulations, including accounting standards, environmental laws and taxation requirements; the costs, uncertainties and other effects of legal and administrative proceedings; the impact of general economic conditions on consumer spending and other risks and uncertainties affecting the Company and its competitors, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                               PROSPECTUS SUMMARY

     The following summary does not purport to be complete and is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus or incorporated by reference in this Prospectus.

                                  THE COMPANY

     Triarc Companies, Inc. (the 'Company' or 'Triarc') is predominantly a holding company which, through its subsidiaries, is a consumer products company engaged in beverage and restaurant operations. The Company's beverage operations are conducted through the Triarc Beverage Group ('TBG'), which consists of Snapple Beverage Corp. ('Snapple'), Mistic Brands, Inc. ('Mistic'), Cable Car Beverage Corporation ('Cable Car' or 'Stewart's') and Royal Crown Company, Inc. ('Royal Crown'). The restaurant operations are conducted through Arby's, Inc. ('Arby's') (d/b/a Triarc Restaurant Group) ('TRG'), the franchisor of the Arby's'r' restaurant system, which currently multi-brands with T.J. Cinnamons'r' and p.t. Noodle's'r' products. The Company also has an equity interest in liquefied petroleum gas operations which are conducted through National Propane Partners, L.P. (the 'National Propane Partnership'), and its operating subsidiary partnership, National Propane, L.P. (the 'National Propane Operating Partnership'). See 'Recent Developments -- Recent Transactions.'

TRIARC BEVERAGE GROUP

     TBG oversees Triarc's premium beverage operations, conducted by Snapple, Mistic and Cable Car, and its carbonated soft drink operations, conducted by Royal Crown. Snapple, acquired from The Quaker Oats Company ('Quaker') in May 1997, develops, produces and markets ready-to-drink teas, juice drinks and juices and is a market leader in the premium beverage category. Since acquiring Snapple, the Company has introduced several new products, including Orange Tropic -- Wendy's Tropical InspirationTM, three herbal or green teas and Snapple FarmsTM, a line of 100% fruit juices which is available in five flavors. In addition, in April 1998 Snapple introduced WhipperSnappleTM, a smoothie-like beverage in six flavors which is a proprietary blend of fruit juices and purees, dairy and other natural ingredients packaged in swirl shaped 10 oz. bottles.


     Mistic's premium beverage business, acquired by the Company in August 1995, develops, produces and markets a wide variety of premium beverages including fruit drinks, ready-to-drink teas, juices and sweetened seltzers under the Mistic'r', Royal Mistic'r', Mistic Rain Forest'tm' and Mistic Fruit Blast'tm' brand names. Since 1995, Mistic has introduced 36 new flavors, a line of 100% fruit juices, various new bottle sizes and shapes and numerous new package designs. In addition, Mistic's product offerings were further enhanced with the March 1998 introduction of Mistic Potions'tm' beverages. These beverages contain herbal additives, such as ginseng, ginko biloba and echinachea.


     The Stewart's premium beverage business, acquired in November 1997, sells Stewart's'r' brand premium soft drinks (Root Beer, Orange N' Cream, Cream Ale, Ginger Beer, Classic Key Lime, Lemon Meringue and Cherries N' Cream) to beverage distributors throughout the United States and Canada. In April 1998 Stewart's introduced 'Creamy Style Draft Cola,' an old-fashioned soda fountain style cola. Cable Car holds the exclusive worldwide license to manufacture, distribute and sell Stewart's brand beverages. Cable Car sells both concentrate to regional soft drink bottlers and finished goods to distributors.

     Royal Crown produces and sells concentrates used in the production of soft drinks which are sold domestically and internationally to independent, licensed bottlers who manufacture and distribute finished beverage products. Royal Crown's major products have significant recognition and include: RC Cola'r', Diet RC Cola'r', Diet Rite Cola'r', Diet Rite'r' flavors, Nehi'r', Upper 10'r' and Kick'r'. Further, Royal Crown is the exclusive supplier of cola concentrate and a primary supplier of flavor concentrate to Cott Corporation ('Cott') which sells private label soft drinks to major retailers in the United States, Canada, the United Kingdom, Australia, Japan, Spain and South Africa.

TRIARC RESTAURANT GROUP


     Arby's is the world's largest franchise restaurant system specializing in slow-roasted meat sandwiches with an estimated market share in 1997 of approximately 73% of the roast beef sandwich segment of the quick service sandwich restaurant category. In addition, the Company believes that Arby's is the 10th largest quick service restaurant chain in the United States based on domestic system-wide sales. As of March 29, 1998, the Arby's restaurant system consisted of 3,088 franchised restaurants, of which 2,915 operated within the United States and 173 operated outside the United States. System-wide sales were approximately $1.9 billion in 1995, approximately $2.0 billion in 1996 and approximately $2.1 billion in 1997. Currently, all of the Arby's restaurants are owned and operated by franchisees. In May 1997, all of the 355 company owned restaurants were sold and since such sale Arby's revenues have been derived primarily from royalties and franchise fees. See ' -- Recent
Developments -- Recent Transactions' and 'Unaudited Pro Forma Condensed Consolidated Financial Statements.' The Company believes that, as a franchisor, it will be able to reduce from recent historical levels the operating costs of the restaurant segment, and substantially reduce capital expenditure requirements, thereby improving the restaurant segment's cash flows. Arby's continues to pursue the development of a multi-brand strategy, which allows a single restaurant to offer the consumer distinct, but complementary, brands in the same restaurant. Arby's currently multi-brands with T.J. Cinnamons products, primarily gourmet cinnamon rolls, premium coffees and related products, and p.t. Noodle's products, which are pasta dishes based on serving corkscrew or fettucine pasta with a variety of different sauces.


OTHER


     National Propane Corporation, an indirect wholly owned subsidiary of the Company ('National Propane'), is the managing general partner of the National Propane Partnership and the National Propane Operating Partnership and as such is engaged primarily in (i) the retail marketing of liquefied petroleum gas ('propane') to residential, commercial and industrial and agricultural customers and to dealers that resell propane to residential and commercial customers and
(ii) the retail marketing of propane related supplies and equipment, including home and commercial appliances. The Company believes that the National Propane Partnership is the sixth largest retail marketer of propane in terms of volume in the United States. As of March 29, 1998, the National Propane Partnership had 159 full service centers supplying markets in 24 states. The National Propane Partnership's operations are located primarily in the Midwest, Northeast, Southwest, and West regions of the United States. National Propane owns approximately 43% of the combined equity interests of the National Propane Partnership and the National Propane Operating Partnership, with the remaining 57% held by the public.


     The Common Stock is listed on the New York Stock Exchange (the 'NYSE') under the symbol 'TRY.'

                              RECENT DEVELOPMENTS

RECENT TRANSACTIONS

     On May 22, 1997, the Company acquired Snapple from Quaker (the 'Snapple Acquisition') for approximately $300 million in cash. Snapple, which markets ready-to-drink teas, juice drinks and juices, is a market leader in the premium beverage category.

     On November 25, 1997, the Company acquired Cable Car (the 'Stewart's Acquisition') for an aggregate of 1,566,858 shares of Triarc's Class A Common Stock with a value of approximately $37.4 million and options to purchase 154,931 shares of Triarc's Class A Common Stock.

     On May 5, 1997, subsidiaries of Triarc sold (the 'Arby's Restaurants Sale') to an affiliate of RTM, Inc. ('RTM'), the largest franchisee in the Arby's system, all of the stock of two corporations owning all of Triarc's 355 company-owned Arby's restaurants. The purchase price was approximately $73.1 million (including approximately $2.1 million of post-closing adjustments), consisting primarily of the assumption of approximately $69.6 million in mortgage indebtedness and capitalized lease obligations. In connection with the transaction, the Company received options to purchase up to an aggregate of 20% of the common stock of each of the two corporations owning such restaurants.

     On July 18, 1997, Royal Crown and TriBev Corporation, subsidiaries of the Company, completed the sale of their rights to the C&C beverage line, including the C&C trademark (the 'C&C Sale'). In connection with the sale, Royal Crown also agreed to sell concentrate for C&C products and to provide certain technical services to the buyer for seven years. In consideration for the foregoing, Royal Crown and TriBev Corporation will receive aggregate payments of approximately $9.4 million over seven years.

     On December 23, 1997, the Company sold (the 'C.H. Patrick Sale') all of the outstanding capital stock of C.H. Patrick & Co., Inc. ('C.H. Patrick'), its dyes and specialty chemicals subsidiary, to The B.F. Goodrich Company for $68.6 million in cash after post-closing adjustments, resulting in net cash proceeds of approximately $64.9 million, after post-closing adjustments and expenses. Triarc used approximately $32 million of the net cash proceeds from the C.H. Patrick Sale to repay certain borrowings of C.H. Patrick.

     On May 1, 1998, the Company sold its minority interest in Select Beverages, Inc. for approximately $28.3 million, in cash, subject to certain post-closing adjustments.

     The Snapple Acquisition, the Stewart's Acquisition, the Arby's Restaurants Sale and the C&C Sale are referred to herein collectively as the '1997 Transactions.'

STOCK REPURCHASE PROGRAM


     On October 13, 1997, the Company announced that its management was authorized, when and if market conditions warranted, to purchase from time to time during the twelve month period commencing on the business day following consummation of the Stewart's Acquisition (i.e., November 26, 1997) up to $20 million of its outstanding Common Stock. In March 1998 such amount was increased to $30 million (such $30 million repurchase program is referred to as the 'Stock Repurchase Program.'). As of May 20, 1998, the Company had repurchased 278,700 shares of Common Stock for an aggregate of approximately $7.2 million (before commissions) at an average cost of approximately $25.86 per share (before commissions).


     In connection with the issuance (the 'Offering') by the Company of the Debentures (and separate from the Stock Repurchase Program), on February 9, 1998, the Company completed the purchase from the Initial Purchaser of 1,000,000 shares of Common Stock for an aggregate price of approximately $25.6 million (the 'Equity Repurchase').

     The Company's corporate predecessor was incorporated in Ohio in 1929. The Company was reincorporated in Delaware, by means of a merger, in June 1994. The Company's principal executive offices are located at 280 Park Avenue, New York, New York 10017, and its telephone number is (212) 451-3000.

                                  THE OFFERING

Securities Offered..................  $360,000,000 principal amount at maturity of Zero Coupon Convertible
                                        Subordinated Debentures Due 2018 (the 'Debentures') and the Common Stock
                                        issuable upon conversion thereof. There will be no periodic interest payments on the Debentures. See 'Description of Debentures.'
Issue Price.........................  The Debentures were originally sold to the Initial Purchaser at an issue price of $278.23 per $1,000 principal amount at maturity (the 'Issue
                                        Price').
Yield to Maturity of Debentures.....  6.5% per annum (computed on a semi-annual bond equivalent basis) calculated from February 9, 1998 and based upon the Issue Price.

Conversion..........................  The Debentures are convertible, at the option of the holders, at any time prior to maturity, unless previously redeemed, into shares of Common
                                        Stock at a rate (the 'Conversion Rate') of 9.465 shares per $1,000 principal amount at maturity of the Debentures (initially representing a conversion price of approximately $29.40 per share of Common Stock), subject to adjustment in certain events. Upon conversion, the holder will not receive any cash payment representing accrued Original Issue
                                        Discount; such accrued Original Issue Discount will be deemed paid by the
                                        Common Stock received on conversion. See 'Description of
                                        Debentures -- Conversion of Debentures.'
Subordination.......................  The Debentures are subordinated to all existing and future Specified Senior
                                        Indebtedness (as defined herein) of the Company. The Debentures also are effectively subordinated to all indebtedness and other liabilities of subsidiaries of the Company. At March 29, 1998, the Company had no
                                        outstanding Specified Senior Indebtedness and other indebtedness of approximately $40.7 million (excluding intercompany obligations, other than the Partnership Note (as defined herein), and guarantees of subsidiaries' debt), and the Company's subsidiaries had aggregate indebtedness of approximately $583.4 million (excluding intercompany obligations). The Indenture (as defined herein) does not prohibit or limit the incurrence of additional Indebtedness (as defined herein) by the Company, including Specified Senior Indebtedness, or the incurrence of any indebtedness or other liabilities by the Company's subsidiaries.
                                        See 'Description of Debentures -- Subordination of Debentures.'
Original Issue Discount.............  Each Debenture was offered at an Original Issue Discount for Federal income tax purposes equal to the excess of the principal amount at maturity of such Debenture over the amount of its Issue Price. Prospective purchasers of Debentures should be aware that, although there will be no periodic payments of interest on the Debentures, accrued Original Issue Discount will be includible periodically in a holder's gross income for Federal income tax purposes prior to conversion, redemption, other disposition or maturity of such holder's Debentures, whether or not such Debentures are ultimately converted, redeemed, sold (to the Company or otherwise) or paid at maturity. See 'Certain Federal Income Tax Considerations.'
Sinking Fund........................  None.
Redemption..........................  The Debentures are not redeemable by the Company prior to February 9, 2003.
                                        Thereafter, the Debentures will be redeemable for cash, at the option of the Company, in whole at any time, or in part from time to time on at least 30 and no more than 60 days' notice, at the redemption prices set forth in 'Description of Debentures -- Optional Redemption by the
                                        Company,' in each case together with accrued Original Issue Discount from and including the Issue Date (as defined herein) and to but excluding the date of redemption.
Fundamental Change..................  Upon the occurrence of any Fundamental Change (as defined herein) occurring prior to the maturity of the Debentures, each holder will have the right, at such holder's option, to require the

                                        Company to redeem all or any part (provided that the principal amount is
                                        $1,000 or an integral multiple thereof) of such holder's Debentures at a redemption price equal to the Issue Price plus accrued Original Issue
                                        Discount from and including the Issue Date and to but excluding the date of redemption, subject to adjustment in certain events. See 'Description of Debentures -- Redemption at the Option of the Holder Upon a
                                        Fundamental Change.'
Purchase at the Option of the
  Holder............................  The Company will purchase Debentures at the option of the holder as of
                                        February 9, 2003, February 9, 2008 and February 9, 2013, at a purchase price equal to the Issue Price plus accrued Original Issue Discount from and including the Issue Date and to but excluding the applicable purchase date. The Company, at its option, may elect to pay any such purchase price in cash or Common Stock, or any combination thereof. See
                                        'Description of Debentures -- Purchase of Debentures at the Option of the
                                        Holder.'
Use of Proceeds.....................  The Company will not receive any proceeds from the sale by the Selling
                                        Securityholders of the Debentures or the Common Stock registered hereby.
Registration Rights.................  The Company has agreed for the benefit of the holders of Debentures and the underlying Common Stock to use reasonable efforts to keep a shelf registration statement of which this Prospectus forms a part covering the resale of the Debentures and of the underlying Common Stock effective until the earlier of (i) the sale of all securities covered by the registration statement and (ii) the expiration of the holding period applicable under Rule 144(k) under the Securities Act, or any successor provision. See 'Description of Debentures -- Registration Rights of the
                                        Debentureholders.'
Book-Entry; Delivery and Form.......  Debentures are represented by two permanent global Debentures
                                        (collectively, the 'Global Debenture') in fully registered form deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC (as defined herein). See 'Description of
                                        Debentures -- Form, Denomination and Registration.'

        SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA(1)


     The following table sets forth for the periods and as of the dates indicated summary consolidated historical financial data for the Company and summary consolidated pro forma financial data for the Company after giving effect to the 1997 Transactions, as applicable, the Offering and the Equity Repurchase. The following summary consolidated historical financial data of the Company as of December 28, 1997 and December 31, 1996 and for each of the years in the three-year period ended December 28, 1997 are derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1997 (the 'Form 10-K'), which is incorporated herein by reference. The balance sheet data as of December 31, 1995 was taken from 'Item 6. Selected Financial Data' in the Form 10-K. As used herein, the fiscal year ended December 28, 1997 is referred to as 'the year ended December 28, 1997' or '1997.' The summary consolidated historical financial data as of and for the three-month periods ended (i) March 29, 1998 and (ii) March 30, 1997 (other than total assets, long-term debt and stockholders' equity) are derived from the unaudited condensed consolidated financial statements of the Company included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 1998 (the 'Form 10-Q'), which is incorporated herein by reference. Total assets, long-term debt and stockholders' equity as of March 30, 1997 were taken from the unaudited condensed consolidated balance sheet of the Company as of such date which has been retroactively restated, as appropriate, to reflect C.H. Patrick as a discontinued operation. The Company's summary consolidated pro forma statement of operations and other operating data are derived from the Unaudited Pro Forma Condensed Consolidated Statements of Operations of the Company included elsewhere herein and should be read in conjunction therewith. The ratio of earnings to fixed charges was taken from 'Ratio of Earnings to Fixed Charges' included elsewhere herein and should be read in conjunction therewith.



                                                                    HISTORICAL                   PRO FORMA(9)
                                                      ---------------------------------------    ------------
                                                      YEAR ENDED DECEMBER 31,       YEAR ENDED DECEMBER 28,
                                                      -----------------------     ---------------------------
                                                         1995          1996          1997            1997
                                                      ----------     --------     ----------     ------------
                                                              (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
     Revenues......................................   $1,142,011     $928,185     $  861,321      $  980,255
     Operating profit (loss).......................       23,145(5)   (17,853)(6)     26,962(7)       31,291(10)
     Loss from continuing operations...............      (39,433)(5)  (13,698)(6)    (20,553)(7)     (26,049)(10)
     Income from discontinued operations...........        2,439        5,213         20,718
     Extraordinary items...........................           --       (5,416)        (3,781)
     Net loss......................................      (36,994)(5)  (13,901)(6)     (3,616)(7)
     Dividends(2)..................................           --           --             --              --
     Basic and diluted loss per share:
          Continuing operations....................        (1.32)        (.46)          (.68)           (.85)
          Discontinued operations..................          .08          .18            .69
          Extraordinary items......................           --         (.18)          (.13)
          Net loss per share.......................        (1.24)        (.46)          (.12)
     Ratio of earnings to fixed charges(3).........             (3)          (3)            (3)             (3)
OTHER OPERATING DATA(4):
     EBITDA........................................       92,847       91,461         66,281          76,992
     EBITDA before significant charges and
       credits.....................................       91,511      100,261        105,171         110,285
BALANCE SHEET DATA (at end of period):
     Total assets..................................    1,077,173      831,785      1,004,873
     Long-term debt................................      758,292      469,154        604,830
     Stockholders' equity..........................       20,650        6,765         43,988(8)
     Shares used to calculate basic and diluted
       loss per share..............................       29,764       29,898         30,132


                                             (table continued on following page)

                                                                               HISTORICAL            PRO FORMA(9)
                                                                        -------------------------    ------------
                                                                                   THREE MONTHS ENDED
                                                                        -----------------------------------------
                                                                                               MARCH 29,
                                                                        MARCH 30,      --------------------------
                                                                          1997            1998           1998
                                                                        --------       ----------    ------------
                                                                         (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
     Revenues........................................................   $189,156       $  172,053      $  172,053
     Operating profit................................................     15,984(11)        9,896           9,896
     Income (loss) from continuing operations........................     (1,638)(11)       1,595           1,031
     Income from discontinued operations.............................        461            2,600
     Net income (loss)...............................................     (1,177)(11)       4,195
     Dividends(2)....................................................         --               --              --
     Basic and diluted income (loss) per share:
          Continuing operations......................................       (.06)             .05             .03
          Discontinued operations....................................        .02              .08
          Net income (loss) per share................................       (.04)             .13
     Ratio of earnings to fixed charges..............................       1.30             1.18            1.12
OTHER OPERATING DATA(4):
     EBITDA..........................................................     22,947           19,108          19,108
     EBITDA before significant charges...............................     24,830           19,108          19,108
BALANCE SHEET DATA (at end of period):
     Total assets....................................................    820,161        1,053,954
     Long-term debt..................................................    456,425          709,066
     Stockholders' equity............................................      5,768           24,955
     Shares used to calculate:
          Basic income (loss) per share..............................     29,899           31,086          30,624
          Diluted income (loss) per share............................     29,899           32,919          32,458


------------

 (1) Summary consolidated historical financial data for periods prior to the year ended December 28, 1997 have been retroactively restated to reflect C.H. Patrick, which was sold in December 1997, as a discontinued operation.

 (2) The Company has not paid any dividends on its common shares during any of the periods presented.

 (3) Earnings were insufficient to cover fixed charges by $41,976,000 and $3,935,000 for the years ended December 31, 1995 and 1996, respectively, and $23,090,000 and $30,314,000 for the year ended December 28, 1997, historical and pro forma, respectively.

 (4) Other operating data consists of EBITDA and EBITDA before significant charges and credits and is presented in order to allow for greater comparability between periods as well as an indication of the Company's results on an ongoing basis. EBITDA is defined as operating profit (loss) plus depreciation and amortization (excluding amortization of deferred financing costs). EBITDA should not be considered as an alternative to net loss (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance or financial condition under generally accepted accounting principles, but provides additional information for evaluating the Company's ability to meet its obligations. Cash flows in accordance with generally accepted accounting principles consist of cash flows from (i) operating, (ii) investing and (iii) financing activities. Cash flows from operating activities reflect net loss (including charges for interest and income taxes not reflected in EBITDA), adjusted for (i) all non-cash charges or income (including, but not limited to, depreciation and amortization) and (ii) changes in operating assets and liabilities (not reflected in EBITDA).

                                              (footnotes continued on next page)

(footnotes continued from previous page)
     Further, cash flows from investing and financing activities are not included in EBITDA. The Company's historical cash flows were as follows:


                                                         YEAR ENDED                         THREE MONTHS ENDED
                                                        DECEMBER 31,         YEAR ENDED    ---------------------
                                                    ---------------------   DECEMBER 28,   MARCH 30,   MARCH 29,
                                                      1995        1996          1997         1997        1998
                                                    ---------   ---------   ------------   ---------   ---------
                                                                           (IN THOUSANDS)
Net cash provided by (used in):
     Operating activities.........................  $  12,245   $  30,215    $   54,011    $   2,333   $ (22,032)
     Investing activities.........................   (164,209)    162,462      (260,624)     (27,995)      2,485
     Financing activities.........................    137,138    (139,322)      210,163       (8,796)     67,900


      Other operating data should not be considered in isolation or as a substitute for those certain measures of financial performance under generally accepted accounting principles. EBITDA before significant charges and credits consisted of the following:

                                                                            HISTORICAL           PRO FORMA(9)
                                                                    ---------------------------  ------------
                                                                       YEAR ENDED           YEAR ENDED
                                                                      DECEMBER 31,         DECEMBER 28,
                                                                    -----------------  ----------------------
                                                                     1995      1996      1997        1997
                                                                    -------  --------  --------  ------------
                                                                                 (IN THOUSANDS)
EBITDA............................................................. $92,847  $ 91,461  $ 66,281    $ 76,992
Add back (deduct) significant charges (credits):
     Facilities relocation and corporate restructuring.............   2,700     8,800     7,075       1,478
     Acquisition related...........................................      --        --    31,815      31,815
     Other net credits.............................................  (4,036)       --        --          --
                                                                    -------  --------  --------  ------------
EBITDA before significant charges and credits...................... $91,511  $100,261  $105,171    $110,285
                                                                    -------  --------  --------  ------------
                                                                    -------  --------  --------  ------------


                                                                                    THREE MONTHS ENDED
                                                                           ------------------------------------
                                                                                 HISTORICAL          PRO FORMA
                                                                           ----------------------    ----------
                                                                                               MARCH 29,
                                                                           MARCH 30,    -----------------------
                                                                             1997         1998          1998
                                                                           ---------    ---------    ----------
                                                                                      (IN THOUSANDS)
EBITDA..................................................................    $22,947      $19,108      $ 19,108
Add back significant charges:
     Facilities relocation and corporate restructing....................      1,883           --            --
                                                                           ---------    ---------    ----------
EBITDA before significant charges.......................................    $24,830      $19,108      $ 19,108
                                                                           ---------    ---------    ----------
                                                                           ---------    ---------    ----------


(5) Reflects certain significant charges recorded during 1995 as follows:
    $16,642,000 charged to operating profit representing a $14,647,000 charge for a reduction in the carrying value of long-lived assets impaired or to be disposed of, $2,700,000 of facilities relocation and corporate restructuring and $3,331,000 of accelerated vesting of restricted stock, less $4,036,000 of other net credits; and $9,344,000 charged to loss from continuing operations representing the aforementioned $16,642,000 charged to operating profit, $1,000,000 of equity in losses of an investee, less $15,088,000 of net gains consisting of $11,945,000 of gain on sale of excess timberland and $3,143,000 of other net gains, plus $690,000 of income tax provision relating to the aggregate of the above charges and a $6,100,000 provision for income tax contingencies; and $15,199,000 charged to net loss representing the aforementioned $9,344,000 charged to loss from continuing operations and $6,794,000 of equity in losses and write-down of an investment in an investee and $2,689,000 of litigation settlement costs included in discontinued operations less $3,628,000 of income tax benefit relating thereto.

(6) Reflects certain significant charges and credits recorded during 1996 as follows: $73,100,000 charged to operating loss representing a $64,300,000 charge for a reduction in the carrying value of long-lived assets impaired or to be disposed of and $8,800,000 of facilities relocation and corporate restructuring; $1,279,000 charged to loss from continuing operations representing the aforementioned $73,100,000 charged to operating loss, $77,000,000 of gains on sale of businesses, net and plus

                                              (footnotes continued on next page)

(footnotes continued from previous page)
     $5,179,000 of income tax provision relating to the aggregate of the above net credits; and $6,695,000 charged to net loss representing the aforementioned $1,279,000 charged to loss from continuing operations and a $5,416,000 extraordinary charge from the early extinguishment of debt.

 (7) Reflects certain significant charges and credits recorded during 1997 as follows: $38,890,000 charged to operating profit representing a $31,815,000 charge for acquisition related costs and $7,075,000 of facilities relocation and corporate restructuring; $20,444,000 charged to loss from continuing operations representing the aforementioned $38,890,000 charged to operating profit, $4,955,000 of gain on sale of businesses, net and less $13,491,000 of income tax benefit relating to the aggregate of the above net charges; and $4,716,000 charged to net loss representing the aforementioned $20,444,000 charged to loss from continuing operations, $19,509,000 of gain on disposal of discontinued operations and a $3,781,000 extraordinary charge from the early extinguishment of debt.

 (8) In 1997, in connection with the Stewart's acquisition, the Company issued 1,566,858 shares of its common stock with a value of $37,409,000 for all of the outstanding stock of Cable Car and 154,931 stock options with a value of $2,788,000 in exchange for all of the outstanding stock options of Cable Car resulting in an increase in stockholders' equity of $40,197,000.


 (9) For a description of the adjustments and the assumptions used in preparing the summary consolidated pro forma statement of operations data, see Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Operations included elsewhere herein.



(10) Reflects certain significant charges recorded during 1997 as follows:
     $33,293,000 charged to operating profit representing a $31,815,000 charge for acquisition related costs and $1,478,000 of facilities relocation and corporate restructuring; and $20,311,000 charged to loss from continuing operations representing the aforementioned $33,293,000 charged to operating profit less $12,982,000 of income tax benefit on the above charges.



(11) Reflects certain significant charges recorded during the three months ended March 30, 1997 as follows: $1,883,000 charged to operating profit representing facilities relocation and corporate restructuring; and $1,154,000 charged to loss from continuing operations and net loss representing the aforementioned $1,883,000 charged to operating profit less $729,000 of income tax benefit on the above charges.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. See 'Special Note Regarding Forward-Looking Statements and Projections.' In evaluating the Company's business, prospective investors should consider carefully the following factors in addition to the other information presented in this Prospectus.

HOLDING COMPANY STRUCTURE


     Because the Company is predominantly a holding company, its ability to service debt and pay dividends, including dividends on the Common Stock, is primarily dependent upon its (i) cash and cash equivalents and short-term investments (aggregating $167.9 million as of March 29, 1998), (ii) investment income on its cash equivalents and short-term investments and (iii) cash flows from its subsidiaries including loans, distributions and dividends (see limitations below) and reimbursement by certain subsidiaries to Triarc in connection with the (a) providing of certain management services and (b) payments under tax-sharing agreements with certain subsidiaries.


     Under the terms of various indentures and credit arrangements which govern the Company's principal subsidiaries, the Company's principal subsidiaries are subject to certain restrictions on their ability to pay dividends and/or make loans or advances to the Company. The ability of any of the Company's subsidiaries to pay cash dividends and/or make loans or advances to the Company is also dependent upon the respective abilities of such entities to achieve sufficient cash flows after satisfying their respective cash requirements, including debt service, to enable the payment of such dividends or the making of such loans or advances.


     In addition, the equity interests of the Company in its subsidiaries rank junior to all of the respective indebtedness, whenever incurred, of such entities in the event of their respective liquidation or dissolution. As of March 29, 1998, the subsidiaries of the Company had aggregate long-term indebtedness of approximately $583.4 million (excluding intercompany indebtedness).


     As a result of the foregoing, the Company may be unable to gain access to the cash flow or the assets of its subsidiaries in amounts sufficient to discharge its obligations under its indebtedness. See ' -- Substantial Leverage.'

SUBSTANTIAL LEVERAGE


     The Company is highly leveraged. Including the Debentures, total consolidated indebtedness of the Company as of March 29, 1998 was approximately $725.2 million and on an unconsolidated basis Triarc's indebtedness was approximately $141.7 million (excluding intercompany indebtedness other than a $40.7 million note owed to the National Propane Operating Partnership (the 'Partnership Note')). On a pro forma basis after giving effect to the Offering, the Company's consolidated interest expense would have been approximately $78.3 million for the fiscal year ended December 28, 1997 and approximately $17.5 million for the three months ended March 29, 1998. On a pro forma basis after giving effect to the Offering, for the fiscal year ended December 28, 1997, the Company's earnings would have been insufficient to cover fixed charges by approximately $29.8 million. On a pro forma basis after giving effect to the Offering, for the three months ended March 29, 1998, the Company's ratio of earnings to fixed charges would have been 1.12 to 1. In addition, under the Company's and its subsidiaries' various debt agreements, substantially all of the Company's and its subsidiaries' assets other than cash and short-term investments are pledged as collateral security.


     As a consequence of such leverage, (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, future acquisitions or other corporate purposes may be limited; (ii) a substantial portion of the Company's consolidated cash flow from operations will be dedicated to repayment of its subsidiaries' indebtedness; (iii) the Company's flexibility in responding to economic downturns and competitive pressures may be limited; (iv) the Company may have difficulty discharging its obligations under its indebtedness, including, without limitation, the Partnership Note and the Company's guarantees of debt of its subsidiaries; and (v) the Company's ability to pay dividends on the Common Stock will be limited.

NET LOSSES


     The Company reported net losses (after preferred dividend requirements for fiscal years to 1994) for each fiscal year from 1989 through 1997 (including the transition period ended December 31, 1993). Although the diversity of the Company's business segments precludes overall generalizations about its operating results, the Company believes that the losses for the four fiscal years ended December 28, 1997 were affected in large part by write-downs of operating assets as required by Statement of Financial Accounting Standards No. 121, 'Accounting For Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of' (an aggregate of approximately $78.9 million for fiscal 1995 and 1996), charges related to the relocation of offices and management restructurings (an aggregate of approximately $27.4 million for the four years), charges relating to acquisitions, principally Snapple, aggregating approximately $31.8 million for fiscal 1997, extraordinary charges relating to the early extinguishment of indebtedness (an aggregate of approximately $11.3 million for fiscal 1994, 1996 and 1997), and operating problems incurred during fiscal 1995 and 1996 relating to the introduction of new beverage products and the operations of new restaurants that were unable to profitably cover their carrying costs. Although the Company reported net income of approximately $4.2 million for the three months ended March 29, 1998 (including income from discontinued operations of $2.6 million) as compared with a net loss of $1.2 million for the three months ended March 30, 1997 (net of income from discontinued operations of $0.5 million), there can be no assurance that the Company's operating results will improve in future periods or that the Company will not experience additional losses. See the consolidated financial statements of the Company included in the Form 10-K and Form 10-Q.


SUBORDINATION


     The Debentures are unsecured and contractually subordinated in right of payment in full to all existing and future Specified Senior Indebtedness of the Company. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of the Company or upon acceleration of the Debentures due to an event of default, the assets of the Company would be available to pay obligations on the Debentures only after all Specified Senior Indebtedness had been paid in full, and there might not be sufficient assets remaining to pay amounts due on any or all of the Debentures then outstanding. The Debentures are structurally subordinated to all indebtedness and other liabilities of the Company's subsidiaries. The Indenture does not prohibit or limit the incurrence of additional Indebtedness by the Company, including Specified Senior Indebtedness, or the incurrence of any indebtedness or other liabilities by the Company's subsidiaries, and the incurrence of additional indebtedness and other liabilities by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Debentures. At March 29, 1998, the Company had no outstanding Specified Senior Indebtedness and other indebtedness of approximately $40.7 million (excluding intercompany obligations, other than the Partnership Note, and guarantees of subsidiaries'
debt), and the Company's subsidiaries had aggregate indebtedness of approximately $583.4 million (excluding intercompany obligations). The Company anticipates that from time to time it will incur additional indebtedness, including Specified Senior Indebtedness, and that its subsidiaries will from time to time incur other additional indebtedness and liabilities. See 'Description of Debentures -- Subordination of Debentures.'


LIMITATIONS ON REDEMPTION OF DEBENTURES

     Upon the occurrence of a Fundamental Change, each holder of Debentures will have the option to require the Company to redeem for cash all or a portion of such holder's Debentures. In addition, each holder of Debentures will at certain specified times have the option to require the Company to purchase such holder's Debentures. If the Company were required to redeem or purchase Debentures, there can be no assurance that the Company would have sufficient funds to pay in cash the redemption or purchase price for all Debentures tendered. Any future credit agreements or other agreements (including those relating to Specified Senior Indebtedness) may contain provisions restricting the purchase or redemption of the Debentures for cash. In the event that the Company is required to redeem or purchase Debentures for cash at a time when the Company is prohibited from doing so, the Company could seek the consent of its lenders to the purchase of the Debentures or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or refinance such borrowings, the Company would remain prohibited from purchasing or redeeming the Debentures for cash, or, with respect to the purchase of Debentures, would be required to pay for such Debentures with shares of Common Stock. In such case, any failure by the Company to purchase or redeem tendered Debentures when required under the Indenture would constitute an Event of Default under the Indenture, which might, in turn, constitute a default under the terms of agreements relating to other indebtedness that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of the Debentures. See 'Description of Debentures -- Redemption at the Option of the Holder Upon a Fundamental Change' and 'Purchase of Debentures at the Option of the Holder.'

POSSIBLE PRICE VOLATILITY OF DEBENTURES AND COMMON STOCK

     The market price of the Company's Common Stock has been, and may continue to be, volatile. The market price of the Debentures and the shares of Common Stock into which the Debentures are convertible may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, new product or concept development by the Company or its competitors, changing trends in customer tastes, changes in financial estimates by securities analysts, general market conditions and other factors.

DIVIDENDS

     The Company has not paid a dividend on the Common Stock in the four most recently completed fiscal years or in the current fiscal year. The Company currently intends to reinvest all of its earnings for use in its business and to finance future growth. Accordingly, the Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future.

SUCCESSFUL COMPLETION, INTEGRATION AND OPERATION OF ACQUISITIONS

     One element of Triarc's business strategy is to continuously evaluate acquisitions and business combinations to augment its businesses. There can be no assurance that Triarc will identify and complete suitable acquisitions or, if completed, that such acquisitions will be successfully integrated into the Company's operations. Acquisitions involve numerous risks, including difficulties assimilating new operations and products. There can be no assurance that the Company will have access to the capital required to finance potential acquisitions on satisfactory terms, that any acquisition would result in long-term benefits to the Company or that management would be able to manage effectively the resulting business. Future acquisitions may result in the incurrence of additional indebtedness or the issuance of additional equity securities.

     On May 22, 1997, the Company acquired all of the outstanding capital stock of Snapple from Quaker for approximately $300 million. After being acquired by Quaker in December 1994 for approximately $1.7 billion, Snapple's performance deteriorated significantly. Case sales and revenues declined from 72.0 million cases and $675.8 million, respectively, in 1994 to 49.6 million cases and $498.3 million, respectively, for the 12 months ended March 1997. Triarc believes that Snapple's deteriorating results under prior ownership were largely attributable to the following factors: (i) Snapple's relationships with its distributors became strained because Snapple tried to terminate their exclusive distribution rights; (ii) Snapple's frequency of new product introduction declined dramatically; (iii) Snapple replaced successful advertising personae with expensive marketing campaigns which proved to be ineffective; and (iv) Snapple attempted to expand international sales by investing heavily in marketing and infrastructure, which expenditures did not produce corresponding sales volumes.

     Since the acquisition of Snapple, the Company has stabilized Snapple's sales and profitability by, among other things: (i) capitalizing on Snapple's continued strong brand equity, (ii) developing and introducing new products and packaging, (iii) utilizing creative and more effective advertising and marketing to promote Snapple products and (iv) developing stronger relationships with Snapple's distributors, many of whom also distribute products of one or more of Mistic, Cable Car and Royal

Crown. Although the Company intends to continue these efforts in order to increase Snapple's sales and profitability, there can be no assurance that such measures will be successful.

ROYAL CROWN'S RELIANCE ON CERTAIN BOTTLER'S AND PRIVATE LABEL SALES

     Royal Crown sells its soft drink concentrate to a number of independent bottlers who are granted exclusive licenses to sell RC Cola brand products within a defined territory. Two of Royal Crown's bottlers, Chicago Bottling Group and Beverage America, accounted for approximately 22% and 9%, respectively, of Royal Crown's domestic unit sales of concentrate for branded products during 1996, and 27% and 9%, respectively, during 1997. Royal Crown's ten largest bottler groups accounted for approximately 68% and 74% of Royal Crown's domestic unit sales of concentrate for branded products during 1996 and 1997, respectively. If one or more of these major bottlers were to discontinue selling RC Cola brand products for any reason, Royal Crown's sales would be adversely affected in the areas serviced by such bottlers.

     Royal Crown provides concentrate to Cott Corporation ('Cott') pursuant to a concentrate supply agreement entered into in 1994 (the 'Cott Worldwide Agreement'). Under the Cott Worldwide Agreement, Royal Crown is Cott's exclusive worldwide supplier of cola concentrates for retailer-branded beverages in various containers. In addition, Royal Crown also supplies Cott with non-cola carbonated soft drink concentrates. Cott delivers the private label concentrate and packaging materials to independent bottlers for bottling. The finished private label product is then shipped to Cott's trade customers, which include major retailers such as Wal-Mart and Safeway. The Cott Worldwide Agreement requires that Cott purchase at least 75% of its total worldwide requirements for carbonated soft drink concentrates from Royal Crown. The initial term of the Cott Worldwide Agreement is 21 years, with multiple six-year extensions. The Cott Worldwide Agreement provides that, as long as Cott purchases a specified minimum number of units of private label concentrate in each year of the Cott Worldwide Agreement, Royal Crown will not manufacture and sell private label carbonated soft drink concentrates to parties other than Cott anywhere in the world. There can be no assurance that Royal Crown would be able to enter into satisfactory arrangements with an alternative private label concentrate purchaser. In 1995, 1996 and 1997, revenues from sales to Cott represented approximately 12.1%, 12.6% and 15.8%, respectively, of Royal Crown's total revenues. If Cott's business declines, or if the Cott Worldwide Agreement is terminated, Royal Crown's sales could be adversely affected.

ROYAL CROWN'S USE OF NEW SWEETENER

     Royal Crown has begun to use the newly available no-calorie sweetener SUCRALOSE in Diet RC Cola. There can be no assurance that the change will be viewed positively by consumers.

COMPETITION

     The Company's businesses operate in highly competitive industries. Many of the major competitors in these industries have substantially greater financial, marketing, personnel and other resources than does the Company.

     TBG's premium beverage and soft drink products compete generally with all liquid refreshments and in particular with numerous nationally-known soft drinks such as Coca-Cola and Pepsi-Cola. TBG also competes with ready to drink brewed iced tea competitors such as Nestea Iced Tea (pursuant to a long-term license granted by Nestle S.A. to The Coca-Cola Company) and Lipton Original Iced Tea (distributed by a joint venture between PepsiCo, Inc. and Thomas J. Lipton Company, a subsidiary of Unilever Plc). TBG competes with other beverage companies not only for consumer acceptance but also for shelf space in retail outlets and for marketing focus by distributors, most of which also distribute other beverage brands. The principal methods of competition in the beverage industry include product quality and taste, brand advertising, trade and consumer promotions, marketing agreements (including so called calendar marketing agreements), pricing, packaging and the development of new products. In recent years, both the soft drink and restaurant businesses have experienced increased price competition, resulting in significant price discounting throughout these industries. Price competition has been especially intense with respect to sales of soft drink products in supermarkets, with bottlers (and, in particular, competitive cola bottlers) granting significant discounts and allowances off wholesale prices in order to, among other things, maintain or increase market share in the supermarket segment. While the net impact of price discounting in the soft drink and restaurant industries cannot be quantified, such practices, if continued, could have an adverse impact on Triarc. The Company also faces a variety of risks in connection with its increasing focus on the premium beverage market, which is characterized by rapidly shifting consumer preferences and the frequent introduction of new products by the Company and its competitors. There can be no assurance that new products introduced by the Company will win significant consumer acceptance.

     The Company completed the sale of all of its company owned Arby's restaurants in May 1997. As a result of such sale, Arby's revenues are primarily dependent on royalties which are based upon sales at franchisees' restaurants. The Arby's restaurant system faces direct and indirect competition from numerous well-established competitors, including national and regional fast food chains, such as McDonald's, Burger King and Wendy's. In addition, Arby's competes with locally owned restaurants, drive-ins, diners and numerous other establishments. Key competitive factors in the quick service restaurant industry are price, the quality of products, quality and speed of service, advertising, name identification, restaurant location and attractiveness of facilities. The Company believes that a number of fast food companies have in recent years experienced flattening growth rates and declines in average sales per domestic restaurant. In response, certain companies, including Arby's, have adopted price discounting strategies, which could lead to lower total sales and lower royalties. Accordingly, continued price discounting in the fast food industry could have an adverse effect on Arby's results of operations.

     Most of the National Propane Operating Partnership's service centers compete with several marketers or distributors of propane and certain service centers compete with a large number of marketers or distributors. The principal competitive factors affecting this industry are reliability of service, responsiveness to customers and the ability to maintain competitive prices. In addition, propane competes with all other commonly used fuels and energy sources, including electricity, fuel oil and natural gas. The primary competing energy source to propane is electricity, which is available in substantially all of the market areas served by the National Propane Operating Partnership. Fuel oil is a major competitor for home heating and other purposes and is sold by a diversified group of companies throughout the marketing areas served by the National Propane Operating Partnership.

WEATHER CONDITIONS AFFECT THE DEMAND FOR PROPANE

     Weather conditions, which can vary substantially from year to year, have a significant impact on the demand for propane for both heating and agricultural purposes. Many customers of the National Propane Operating Partnership rely heavily on propane as a heating fuel. Accordingly, the volume of propane sold is at its highest during the six-month peak heating season of October through March and is directly affected by the severity of the winter weather. Actual weather conditions, therefore, may significantly affect the National Propane Operating Partnership's financial performance. Furthermore, despite the fact that overall weather conditions may be normal, variations in weather in one or more regions in which the National Propane Operating Partnership operates can significantly affect the total volume of propane sold by the National Propane Operating Partnership, and consequently, the National Propane Operating Partnership's results of operations.

DEPENDENCE ON KEY PERSONNEL

     The Company believes that its success has been and will continue to be dependent to a significant extent upon the efforts and abilities of its senior management team. The failure by the Company to retain members of its senior management team could adversely affect the Company's ability to build on the efforts undertaken by its current management to increase the efficiency and profitability of its businesses. The loss of Nelson Peltz, the Chairman and Chief Executive Officer of the Company, or Peter May, the President and Chief Operating Officer of the Company, other senior members of the Company's senior management or the senior management of its subsidiaries could adversely affect the Company.

ENVIRONMENTAL LIABILITIES

     Certain of the Company's operations are subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances.

Such laws and regulations provide for significant fines, penalties and liabilities, in certain cases without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of such hazardous or toxic substances. In addition, third parties may make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances. Although the Company believes that its operations comply in all material respects with all applicable environmental laws and regulations, the Company cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or interpreted. The Company cannot predict the amount of future expenditures which may be required in order to comply with any environmental laws or regulations or to satisfy any such claims.

CONTROL BY CERTAIN STOCKHOLDERS


     DWG Acquisition Group, L.P. ('DWG Acquisition') owned directly or indirectly approximately 24.3% of the Company's outstanding Common Stock as of May 15, 1998. Messrs. Peltz and May, as the sole general partners of DWG Acquisition, beneficially own all of the Common Stock owned by DWG Acquisition. In addition, Messrs. Peltz and May individually beneficially own certain additional shares of Common Stock which, when combined with the shares owned through DWG Acquisition, constituted approximately 27.5% and 26.5%, respectively, of the Company's Common Stock as of May 15, 1998. As a result of such ownership, Messrs. Peltz and May are able to exercise significant influence over the election of members of the Boards of Directors of the Company and its subsidiaries and may also be able to influence significantly the outcome of certain corporate actions requiring stockholder approval, including mergers, consolidations and the sale of all or substantially all of the Company's assets, and may be in a position to prevent or cause a change in control of the Company.


EFFECT OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS

     The Company's certificate of incorporation, as amended to date (the 'Charter'), authorizes the issuance of shares of 'blank check' preferred stock which will have such designations, rights and preferences as may be determined from time to time by the Board of Directors of the Company (the 'Board'). Accordingly, the Board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power and other rights of the holders of the Common Stock. The preferred stock could be used to discourage, delay or prevent a change in control of the Company which is determined by the Board to be undesirable. Although the Company has no present intention to issue any shares of preferred stock, there can be no assurance that the Company will not do so in the future. See 'Description of Capital Stock.'

     In addition, certain provisions in the Charter are intended to discourage or delay a hostile takeover of control of the Company. These are summarized in detail under the caption 'Description of Capital Stock -- Certain Anti-Takeover Provisions in the Company's Charter.'

EFFECT OF COMPANY STOCK OPTIONS


     The Company's 1993 Equity Participation Plan, as amended (the '1993 Equity Plan'), which expired by its terms on April 24, 1998, provided for the grant of stock options and restricted stock to certain officers, key employees, consultants and non-employee directors. In addition, non-employee directors were eligible to receive shares of Common Stock in lieu of retainer or meeting attendance fees. The 1993 Equity Plan provided for a maximum of 10,000,000 shares of Common Stock to be issued upon the exercise of options, to be granted as restricted stock or to be issued to non-employee directors in lieu of fees. Under the 1993 Equity Plan, as of May 15, 1998, options to acquire an aggregate of 9,095,516 shares of Common Stock were outstanding, 500,775 restricted shares of Common Stock (the restrictions on which have lapsed) had been issued and 25,624 shares of Common Stock had been issued to non-employee directors. In connection with the Stewart's Acquisition, the Company established the Triarc Companies, Inc. Stock Option Plan for Cable Car Employees in order to issue stock options in exchange for all of the then-outstanding stock options of Stewart's. Under such plan, as of May 15, 1998, options to acquire 128,291 shares of Common Stock were outstanding. On December 11, 1997, the Company established the 1997 Equity Participation Plan (the '1997 Equity Plan'), which provides for the grant of stock options to key employees of, and key consultants to, the Company and its subsidiaries and affiliates who are not 'directors,' 'executive officers' or 'officers' of the Company. The 1997 Equity Plan provides for a maximum of 500,000 shares of Common Stock to be issued on the exercise of options and as of May 15, 1998, options to acquire an aggregate of 283,250 shares of Common Stock had been granted. On May 6, 1998, holders of Common Stock approved the 1998 Equity Participation Plan (the '1998 Equity Plan'). The 1998 Equity Plan provides for the granting of stock options, stock appreciation rights and restricted stock to officers, key employees of, and consultants to, the Company, and is intended to replace the 1993 Equity Plan. The 1998 Equity Plan also provides for automatic awards of options to non-employee directors of the Company and permits non-employee directors to elect to receive all or a portion of their annual retainer fees and/or Board of Directors or any committee meeting attendance fees in shares of Common Stock. The 1998 Equity Plan provides for a maximum of 5,000,000 shares of Common Stock to be granted or delivered upon the exercise of such options or rights. Under the 1998 Equity Plan, as of May 15, 1998, options to acquire an aggregate of 41,000 shares of Common Stock were outstanding, no restricted shares of Common Stock had been issued and 57 shares of Common Stock had been issued to non-employee directors. The exercise of outstanding options or the future issuance of options (and the exercise of such options) or restricted stock will dilute the beneficial ownership of holders of Common Stock.


ABSENCE OF PUBLIC MARKET FOR THE DEBENTURES

     Future trading prices of the Debentures will depend on many factors, including, among others, prevailing interest rates, the Company's operating results and the market for similar securities. The Company does not intend to list the Debentures on any national securities exchange or to seek the admission thereof to trading in the Nasdaq Stock Market. Although the Initial Purchaser advised the Company at the time of the Offering that it intended to make a market in the Debentures, it is not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity is subject to the limits imposed by the Securities Act and the Exchange Act. See 'Plan of Distribution.' Accordingly, there can be no assurance that a market for the Debentures will develop or, if one does develop, that it will be maintained. If an active market for the Debentures fails to develop or be sustained, the trading price of such Debentures could be materially adversely affected and holders may be unable to resell such Debentures for an extended period of time, if at all.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the amounts by which the Company's earnings were insufficient to cover fixed charges for the periods indicated.

[CAPTION]

                                  HISTORICAL                                       PRO FORMA
------------------------------------------------------------------------------    ----------
  FISCAL       EIGHT MONTHS                                            YEAR ENDED DECEMBER
YEAR ENDED        ENDED              YEAR ENDED DECEMBER 31,                   28,
APRIL 30,      DECEMBER 31,     ---------------------------------     ----------------------
   1993            1993           1994         1995        1996         1997         1997
----------     ------------     --------     --------     -------     --------     ---------
                                       (IN THOUSANDS)
 $(49,190)       $(31,770)      $(12,987)    $(41,976)    $(3,935)    $(23,090)     $(30,314)
----------     ------------     --------     --------     -------     --------     ---------
----------     ------------     --------     --------     -------     --------     ---------


     The following table sets forth the Company's ratio of earnings to fixed charges for the periods indicated:



                                            HISTORICAL             PRO FORMA
                                    --------------------------    ------------
                                                THREE MONTHS ENDED
                                    ------------------------------------------
                                                           MARCH 29,
                                    MARCH 30,     ----------------------------
                                       1997           1998            1998
                                    ----------    ------------    ------------
                                       1.30           1.18            1.12


     The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of (i) interest on all indebtedness, including amortization of deferred financing costs and original issue discount relating to outstanding long-term debt and (ii) the interest portion of rent expense, which is deemed for this purpose to be approximately one-third of rent expense.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale by the Selling Securityholders of the Debentures or the Shares. See 'Selling Securityholders.'

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Common Stock is listed on the NYSE under the symbol 'TRY'. The following table sets forth for the fiscal periods indicated the high and low sale prices of the Common Stock as reported on the NYSE Composite Tape:


                                                                                                       HIGH             LOW
                                                                                                  --------------   --------------

Fiscal Year 1996
     1st Quarter...............................................................................   $14 3/8          $10 7/8
     2nd Quarter...............................................................................   13 3/8           11 1/2
     3rd Quarter...............................................................................   12 7/8           10
     4th Quarter...............................................................................   12 3/4           10 3/4
Fiscal Year 1997(1)
     1st Quarter...............................................................................   $18              $11
     2nd Quarter...............................................................................   23 5/8           15 7/8
     3rd Quarter...............................................................................   23 1/8           18
     4th Quarter...............................................................................   25 1/4           17 5/8
Fiscal Year 1998
     1st Quarter...............................................................................   $28 1/4          $23
     2nd Quarter (through May 21, 1998)........................................................   27 3/4           23 9/16


------------

(1) Effective January 1, 1997, the Company adopted a 52/53 week fiscal convention for itself and each subsidiary (other than National Propane) pursuant to which the Company's fiscal year (and that of such subsidiaries) will end on the Sunday that is closest to December 31. Each fiscal year generally will be comprised of four 13 week fiscal quarters, although in some years the fourth quarter will represent a 14 week period. Accordingly, in 1997 the Company's first fiscal quarter ended on March 30, 1997, its second fiscal quarter ended on June 29, 1997, its third fiscal quarter ended on September 28, 1997 and its 1997 fiscal year ended on December 28, 1997. In 1998, the Company's first fiscal quarter ended on March 29, 1998.

                            ------------------------
     A recent reported last sale price per share of the Common Stock on the NYSE is set forth on the cover page of this Prospectus.

     The Company has not paid a dividend on the Common Stock in the four most recently completed fiscal years or in the current fiscal year. The Company currently intends to reinvest all of its earnings for use in its business and to finance future growth. Accordingly, the Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth at March 29, 1998 the unaudited historical consolidated capitalization of the Company. This table should be read in conjunction with the Company's unaudited financial statements for the three-month period ended March 29, 1998 included in the Form 10-Q and the Company's audited financial statements for the year ended December 28, 1997 included in the Form 10-K.



                                                                                                       (IN MILLIONS)

Cash and cash equivalents...........................................................................      $ 180.3
                                                                                                       -------------
                                                                                                       -------------
Current portion of long-term debt...................................................................      $  16.1
Non-current portion of long-term debt:
     9 3/4% senior secured notes....................................................................        275.0
     Term loans.....................................................................................        281.2
     Partnership Note...............................................................................         40.7
     Zero Coupon Convertible Subordinated Debentures (less original issue discount of $259.0
      million) originally issued on February 9, 1998................................................        101.0
     Other..........................................................................................         11.2
                                                                                                       -------------
          Total long-term debt......................................................................        725.2
Stockholders' equity................................................................................         25.0
                                                                                                       -------------
          Total capitalization......................................................................      $ 750.2
                                                                                                       -------------
                                                                                                       -------------

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS



     The following unaudited pro forma condensed consolidated statements of operations of Triarc Companies, Inc. (referred to herein collectively with its subsidiaries as the 'Company') for the year ended December 28, 1997 and the three months ended March 29, 1998 have been prepared by adjusting such statements of operations, as derived from the audited consolidated statement of operations in the Form 10-K and the unaudited condensed consolidated statement of operations in the Form 10-Q. Such adjustments to the condensed consolidated statements of operations (a) for the year ended December 28, 1997 reflect first, the 1997 Transactions (consisting of (i) the Arby's Restaurants Sale, (ii) the C&C Sale, (iii) the Snapple Acquisition and (iv) the Stewart's
Acquisition -- see following paragraph for discussion of the 1997 Transactions) and second, the Offering and the Equity Repurchase and (b) for the three months ended March 29, 1998 reflect the Offering and the Equity Repurchase. The results of C.H. Patrick, which was sold on December 23, 1997, have been restated in the historical consolidated statement of operations for the year ended December 28, 1997 as discontinued operations; accordingly, pro forma adjustments reflecting the C.H. Patrick Sale are not applicable.


     In the Arby's Restaurants Sale, on May 5, 1997 certain subsidiaries of the Company sold to RTM all of the Company's 355 company-owned restaurants. The sales price consisted of cash and a promissory note (discounted value) aggregating $3,471,000 and the assumption by RTM of an aggregate $69,637,000 of long-term debt. In the C&C Sale, Royal Crown and TriBev Corporation completed the sale of their rights to the C&C beverage line, including the C&C trademark, for $750,000 in cash and an $8,650,000 note (the 'C&C Note') with a discounted value of $6,003,000 consisting of $3,623,000 relating to the C&C Sale and $2,380,000 relating to future revenues. The $2,380,000 of deferred revenues consists of (i) $2,096,000 relating to minimum take-or-pay commitments for sales of concentrate for C&C products to the buyer and (ii) $284,000 relating to technical services being performed for the buyer by Royal Crown, both under the contract with the buyer. In the Snapple Acquisition, on May 22, 1997 the Company acquired Snapple from Quaker for approximately $300,000,000. In the Stewart's Acquisition, on November 25, 1997 the Company acquired Cable Car for an aggregate 1,566,858 shares of Triarc's Class A Common Stock with a value of $37,409,000 and options to purchase 154,931 shares of Triarc's Class A Common Stock with a value of $2,788,000.


     The combined statement of certain revenues and operating expenses of Snapple for the pre-acquisition period from January 1, 1997 to the May 22, 1997 acquisition date included in the unaudited pro forma condensed consolidated statement of operations for the year ended December 28, 1997 has been derived and condensed, as applicable, from Snapple's audited combined financial statements for the period from January 1, 1997 to May 22, 1997, which are not included herein.



     The consolidated statement of operations of Cable Car for the pre-acquisition period from January 1, 1997 to November 25, 1997 included in the unaudited pro forma condensed consolidated statement of operations for the year ended December 28, 1997 has been derived and condensed, as applicable, from Cable Car's unaudited consolidated financial statements for such period, which are not included herein.



     The unaudited pro forma condensed consolidated statements of operations have been prepared as if (i) the 1997 Transactions with respect to the pro forma statement of operations for the year ended December 28, 1997 and (ii) the Offering and the Equity Repurchase had occurred as of January 1, 1997. Accordingly, the effect of the pro forma adjustment to interest expense in the accompanying statement of operations for the three months ended March 29, 1998 is greater than such effect in the similar pro forma information disclosed in the notes to the condensed consolidated financial statements in the Form 10-Q for such period (which reflected the issuance of the Debentures as of December 29, 1997) due to the change in the assumption of the issue date of the Offering and the resulting increased amount of amortization of original issue discount over the term of the Debentures under the interest rate method. Such pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed consolidated statements of operations which should be read in conjunction with such statements. The unaudited pro forma condensed consolidated statements of operations also should be read in conjunction with the Company's consolidated financial statements and management's discussion and analysis of financial condition and results of operations appearing in the Form 10-K and the Form 10-Q. The unaudited pro forma condensed consolidated statements of operations do not purport to be indicative of the actual results of operations of the Company had such transactions, as applicable, actually been consummated on January 1, 1997, or of the future results of operations of the Company.

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 28, 1997

                                                                               ADJUSTMENTS                     ADJUSTMENTS
                                          PREACQUISITION    PREACQUISITION    FOR THE ARBY'S    ADJUSTMENTS      FOR THE
                                AS          PERIOD OF         PERIOD OF        RESTAURANTS      FOR THE C&C      SNAPPLE
                             REPORTED        SNAPPLE          CABLE CAR            SALE            SALE        ACQUISITION
                             ---------    --------------    --------------    --------------    -----------    -----------
                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)

Revenues:
    Net sales.............   $ 794,790     $    172,500        $ 24,504          $(74,195)(a)     $   243(g)   $   --
                                                                                                   (7,119)(h)
    Royalties, franchise
      fees and other
      revenues............      66,531         --               --                  2,968(b)           33(g)       --
                             ---------    --------------    --------------    --------------    -----------    -----------
                               861,321          172,500          24,504           (71,227)         (6,843)         --
                             ---------    --------------    --------------    --------------    -----------    -----------
Costs and expenses:
    Cost of sales.........     471,937          100,700          17,530           (59,127)(a)          96(g)       --
                                                                                                   (6,412)(h)
    Advertising, selling
      and distribution....     180,529           58,700           2,812            (8,145)(a)        (401)(h)      (2,971)(l)
    General and
      administrative......     143,003           28,200           1,648            (3,319)(a)        (293)(h)     (10,100)(m)
    Facilities relocation
      and corporate
      restructuring.......       7,075         --               --                 (5,597)(a)      --              --
    Acquisition related...      31,815         --               --                --               --              --
    Reduction in carrying
      value of long-lived
      assets impaired or
      to be disposed of...      --            1,414,600         --                --               --          (1,414,600)(n)
                             ---------    --------------    --------------    --------------    -----------    -----------
                               834,359        1,602,200          21,990           (76,188)         (7,010)     (1,427,671)
                             ---------    --------------    --------------    --------------    -----------    -----------
    Operating profit
      (loss)..............      26,962       (1,429,700)          2,514             4,961             167       1,427,671
Interest expense..........     (71,648)        --               --                  2,756(c)         (152)(g)     (10,981)(o)
Gain on sale of
  businesses, net.........       4,955         --               --                  4,089(d)         (576)(i)      --
Investment income, net....      12,771         --                    68           --               --              --
Other income, net.........       3,870         --               --                   (544)(e)         381(j)       --
                                                                                                       69(h)
                             ---------    --------------    --------------    --------------    -----------    -----------
    Income (loss) before
      income taxes and
      minority
      interests...........     (23,090)      (1,429,700)          2,582            11,262            (111)      1,416,690
Benefit from (provision
  for) income taxes.......       4,742         --                (1,182)           (4,381)(f)          41(k)        4,697(p)
Minority interests in
  income of consolidated
  subsidiary..............      (2,205)        --               --                --               --              --
                             ---------    --------------    --------------    --------------    -----------    -----------
    Income (loss) from
      continuing
      operations..........   $ (20,553)    $ (1,429,700)       $  1,400          $  6,881         $   (70)     $1,421,387
                             ---------    --------------    --------------    --------------    -----------    -----------
                             ---------    --------------    --------------    --------------    -----------    -----------
    Basic and diluted loss
      from continuing
      operations per
      share...............   $    (.68)
                             ---------
                             ---------

                            ADJUSTMENTS
                              FOR THE      PRO FORMA FOR
                             STEWART'S       THE 1997
                            ACQUISITION    TRANSACTIONS
                            -----------    -------------

Revenues:
    Net sales.............    $--            $ 910,723

    Royalties, franchise
      fees and other
      revenues............     --               69,532
                            -----------    -------------
                               --              980,255
                            -----------    -------------
Costs and expenses:
    Cost of sales.........     --              524,724

    Advertising, selling
      and distribution....     --              230,524
    General and
      administrative......      1,284(q)       160,423
    Facilities relocation
      and corporate
      restructuring.......     --                1,478
    Acquisition related...     --               31,815
    Reduction in carrying
      value of long-lived
      assets impaired or
      to be disposed of...     --              --
                            -----------    -------------
                                1,284          948,964
                            -----------    -------------
    Operating profit
      (loss)..............     (1,284)          31,291
Interest expense..........     --              (80,025)
Gain on sale of
  businesses, net.........     --                8,468
Investment income, net....     --               12,839
Other income, net.........     --                3,776

                            -----------    -------------
    Income (loss) before
      income taxes and
      minority
      interests...........     (1,284)         (23,651)
Benefit from (provision
  for) income taxes.......        154(r)         4,071
Minority interests in
  income of consolidated
  subsidiary..............     --               (2,205)
                            -----------    -------------
    Income (loss) from
      continuing
      operations..........    $(1,130)       $ (21,785)
                            -----------    -------------
                            -----------    -------------
    Basic and diluted loss
      from continuing
      operations per
      share...............                   $    (.69)(s)
                                           -------------
                                           -------------

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                     STATEMENT OF OPERATIONS -- (CONTINUED)
                      FOR THE YEAR ENDED DECEMBER 28, 1997

                                                                                           PRO FORMA FOR THE
                                                                                           1997 TRANSACTIONS,
                                             PRO FORMA FOR THE    ADJUSTMENTS FOR THE     THE OFFERING AND THE
                                             1997 TRANSACTIONS         OFFERING           EQUITY REPURCHASE(V)
                                             -----------------    -------------------     --------------------
                                                           (IN THOUSANDS EXCEPT PER SHARE DATA)

Revenues:
     Net sales............................       $ 910,723             -$-                      $910,723
     Royalties, franchise fees and other
       revenues...........................          69,532             --                         69,532
                                             -----------------         --------              -----------
                                                   980,255             --                        980,255
                                             -----------------         --------              -----------
Costs and expenses:
     Cost of sales........................         524,724             --                        524,724
     Advertising, selling and
       distribution.......................         230,524             --                        230,524
     General and administrative...........         160,423             --                        160,423
     Facilities relocation and corporate
       restructuring......................           1,478             --                          1,478
     Acquisition related..................          31,815             --                         31,815
     Reduction in carrying value of
       long-lived assets impaired or to be
       disposed of........................        --                   --                       --
                                             -----------------         --------              -----------
                                                   948,964             --                        948,964
                                             -----------------         --------              -----------
     Operating profit (loss)..............          31,291             --                         31,291
Interest expense..........................         (80,025)              (6,663)(t)              (86,688)
Gain on sale of businesses, net...........           8,468             --                          8,468
Investment income, net....................          12,839             --                         12,839
Other income, net.........................           3,776             --                          3,776
                                             -----------------         --------              -----------
     Income (loss) before income taxes and
       minority interests.................         (23,651)              (6,663)                 (30,314)
Benefit from (provision for) income
  taxes...................................           4,071                2,399(u)                 6,470
Minority interests in income of
  consolidated subsidiary.................          (2,205)            --                         (2,205)
                                             -----------------         --------              -----------
     Income (loss) from continuing
       operations.........................       $ (21,785)             $(4,264)                $(26,049)
                                             -----------------         --------              -----------
                                             -----------------         --------              -----------
     Basic and diluted loss from
       continuing operations per share....       $    (.69)(s)                                  $   (.85)(s)(v)
                                             -----------------                               -----------
                                             -----------------                               -----------

                    TRIARC COMPANIES, INC. AND SUBSIDIARIES
                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 29, 1998



                                                                                            PRO FORMA FOR
                                                                 ADJUSTMENTS FOR THE     THE OFFERING AND THE
                                                  AS REPORTED         OFFERING           EQUITY REPURCHASE(V)
                                                  -----------    -------------------     --------------------
                                                             (IN THOUSANDS EXCEPT PER SHARE DATA)

Revenues:
     Net sales.................................    $ 153,881          --$                      $153,881
     Royalties, franchise fees and other
       revenues................................       18,172          --                         18,172
                                                  -----------          ------               -----------
                                                     172,053          --                        172,053
                                                  -----------          ------               -----------
Costs and expenses:
     Cost of sales.............................       79,758          --                         79,758
     Advertising, selling and distribution.....       48,759          --                         48,759
     General and administrative................       33,640          --                         33,640
                                                  -----------          ------               -----------
                                                     162,157          --                        162,157
                                                  -----------          ------               -----------
     Operating profit..........................        9,896          --                          9,896
Interest expense...............................      (16,638)            (881)(t)               (17,519)
Investment income, net.........................        7,585          --                          7,585
Other income, net..............................        2,347          --                          2,347
                                                  -----------          ------               -----------
     Income from continuing operations before
       income taxes............................        3,190             (881)                    2,309
Provision for income taxes.....................       (1,595)             317(u)                 (1,278)
                                                  -----------          ------               -----------
     Income from continuing operations.........    $   1,595            $(564)                 $  1,031
                                                  -----------          ------               -----------
                                                  -----------          ------               -----------
     Basic and diluted income from continuing
       operations per share....................    $     .05                                   $    .03(v)
                                                  -----------                               -----------
                                                  -----------                               -----------

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENTS OF OPERATIONS


ARBY'S RESTAURANTS SALE PRO FORMA ADJUSTMENTS

(a) To reflect the elimination of the sales, cost of sales, advertising, selling and distribution expenses and allocated general and administrative expenses related to the 355 company-owned Arby's restaurants sold in May 1997 and the portion of the facilities relocation and corporate restructuring charge associated with restructuring the restaurant segment in connection with the Arby's Restaurants Sale. The allocated general and administrative expenses reflect the portion of the Company's total general and administrative expenses allocable to the operating results associated with the restaurants sold as determined by management of the Company. Such allocated amounts consist of (i) salaries, bonuses, travel and entertainment expenses, supplies, training and other expenses related to area managers who had responsibility for the day-to-day operation of the sold restaurants and (ii) the portion of general corporate overhead (e.g. accounting, human resources, marketing, etc.) estimated to be avoided as a result of the Company no longer operating restaurants. Since the Company no longer owns any Arby's restaurants but continues to operate as the Arby's franchisor, it undertook a reorganization of its restaurant segment eliminating 65 positions in its corporate and field administrative offices and significantly reducing leased office space.

(b) To reflect royalties on the sales of the restaurants sold pursuant to the Arby's Restaurants Sale at the rate of 4%, equal to $2,968,000 for royalties through May 5, 1997.

(c) To reflect a reduction to interest expense relating to the debt assumed by RTM.

(d) To reflect the elimination of a $4,089,000 loss on sale of restaurants.

(e) To reflect the elimination of a $544,000 gain (only the portion related to the restaurant headquarters) on termination of a portion of the Fort Lauderdale, Florida headquarters lease for space no longer required by the restaurant segment as a result of the Arby's Restaurants Sale.

(f) To reflect the income tax effects of the Arby's Restaurants Sale at the 38.9% incremental Federal and state income tax rate of Arby's.

C&C SALE PRO FORMA ADJUSTMENTS

(g) To reflect through the date of the C&C Sale (i) realization of deferred revenues consisting of the minimum take-or-pay commitment being fulfilled for sales of concentrate for C&C products to the buyer of the C&C business and fees related to the technical services being performed, both under the contract with the buyer, (ii) imputation of interest expense on the deferred revenues and (iii) recognition of the estimated cost of the concentrate sold.

(h) To reflect the elimination of sales, cost of sales, advertising, selling and distribution expenses, general and administrative expenses and other expense related to the C&C beverage line.

(i) To reflect the elimination of a $576,000 recognized gain on the C&C Sale. (An additional $2,220,000 gain on the C&C Sale was deferred as of December 28, 1997 pending collection of the C&C Note.)

(j) To reflect accretion of the discount on the portion of the C&C Note.

(k) To reflect the income tax effects of the C&C Sale at the 36.6% incremental Federal and state income tax rate of Royal Crown.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
              CONSOLIDATED STATEMENTS OF OPERATIONS -- (CONTINUED)


SNAPPLE ACQUISITION PRO FORMA ADJUSTMENTS

(l) Represents adjustments to 'Advertising, selling and distribution' expenses as follows (in thousands):

To reverse depreciation and disposals of refrigerated display cases which were capitalized prior to the Snapple Acquisition and expensed when purchased and
  placed in service subsequent to the Snapple Acquisition...........................   $  (843)
To reverse reported take-or-pay expense for obligations associated with long-term production contracts as a result of the adjustment of such obligations to fair
  value.............................................................................    (2,128)
                                                                                       -------
                                                                                       $(2,971)
                                                                                       -------
                                                                                       -------

(m) Represents adjustments to 'General and administrative' expenses as follows (in thousands):


To record amortization of trademarks and tradenames of $210,000 recorded in the
  Snapple Acquisition over 35 years...............................................   $  2,334
To record amortization of unamortized costs in excess of net assets of acquired companies ('Goodwill') of $75,890 recorded in the Snapple Acquisition over 35
  years...........................................................................        844
To reverse reported amortization of intangibles prior to the Snapple Acquisition for which no amortization was recorded subsequent to March 31, 1997 when they
  were written down to their estimated fair values................................    (13,400)
To record amortization relating to the excess of fair value of an equity
  investment over the underlying book value over 35 years.........................        122
                                                                                     --------
                                                                                     $(10,100)
                                                                                     --------
                                                                                     --------


(n) To reverse the historical reduction in carrying value of long-lived assets impaired or to be disposed of in connection with the sale of Snapple to Triarc.

(o) Represents adjustments to 'Interest expense' as follows (in thousands):

To record interest expense at a weighted average rate of 10.2% on the $330,000 of borrowings under a $380,000 credit agreement (the 'Credit Agreement') made in
  connection with the acquisition of Snapple......................................   $(12,811)
To record amortization on $11,385 of deferred financing costs associated with the
  Credit Agreement................................................................       (725)
To reverse reported interest expense on the refinanced bank facility..............      2,231
To reverse reported amortization of deferred financing costs associated with the
  refinanced bank facility........................................................        324
                                                                                     --------
                                                                                     $(10,981)
                                                                                     --------
                                                                                     --------

(p) Represents adjustments to 'Benefit from (provision for) income taxes' (in thousands):

To reflect an income tax benefit on the adjusted historical pre-tax loss at
  Snapple's incremental Federal and state income tax rate of 39% (exclusive of nondeductible Goodwill write-off and amortization) since no income tax benefit
  is reflected in the reported historical results of operations...................   $ 65,208
To reflect the estimated income tax effect of the above adjustments (exclusive of
  nondeductible Goodwill write-off and amortization) at 39%.......................    (60,511)
                                                                                     --------
                                                                                     $  4,697
                                                                                     --------
                                                                                     --------

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
              CONSOLIDATED STATEMENTS OF OPERATIONS -- (CONTINUED)


STEWART'S ACQUISITION PRO FORMA ADJUSTMENTS

(q) Represents adjustments to 'General and administrative' expenses as follows (in thousands):

To record amortization of Goodwill of $26,381 recorded in the Stewart's Acquisition
  over 25 years......................................................................   $  948
To record amortization of trademarks and tradenames and distribution network of
  $11,300 recorded in the Stewart's Acquisition over 25 years........................      406
To reverse reported amortization of intangibles prior to the Stewart's Acquisition...      (70)
                                                                                        ------
                                                                                        $1,284
                                                                                        ------
                                                                                        ------

(r) To reflect the income tax benefit of the amortization of trademarks and tradenames and distribution network contained in the above adjustment at Cable Car's incremental Federal and state income tax rate of 38%.

(s) The loss before extraordinary items per share has been determined by dividing the loss before extraordinary items by 30,132,000 shares representing the weighted average shares outstanding for the year ended December 28, 1997 plus the effect (1,420,000) through the November 25, 1997 acquisition date of the 1,566,858 shares issued in connection with the Stewart's Acquisition.

THE OFFERING AND EQUITY REPURCHASE PRO FORMA ADJUSTMENTS

(t) Represents adjustments to 'Interest expense' as follows (in thousands):


                                                            YEAR ENDED     THREE MONTHS ENDED
                                                           DECEMBER 28,         MARCH 29,
                                                               1997               1998
                                                           ------------    -------------------

To record amortization of original issue discount of the
  Debentures at a yield of 6 1/2% through the February 9,
  1998 date of issuance......... .......................     $ (6,562)            $(866)
To record amortization on $4,000 of deferred financing
  costs associated with the Debentures through the date
  of issuance...........................................         (101)              (15)
                                                           ------------          ------
                                                             $ (6,663)            $(881)
                                                           ------------          ------
                                                           ------------          ------


(u) To reflect the income tax benefit of the interest expense on the Debentures at Triarc's incremental Federal and state income tax rate of 36%.


(v) The shares for income (loss) per share purposes have been decreased by the pro forma effect of the 1,000,000 shares acquired for treasury in the Equity Repurchase through their February 9, 1998 acquisition date (1,000,000 shares for the year ended December 28, 1997 and 462,000 shares for the three months ended March 29, 1998). Basic and diluted income (loss) per share are the same since,for the year ended December 28, 1997, the effect of potentially dilutive securities, including the contingent shares from the assumed conversion of the Debentures into Common Stock, would have been antidilutive and, for the three months ended March 29, 1998, the effect of the contingent shares from the assumed conversion of the Debentures into Common Stock would have been antidilutive and the effect of all other potentially dilutive securities was less than $.01.

                           DESCRIPTION OF DEBENTURES

     The Debentures were issued under an indenture, dated as of February 9, 1998 (the 'Indenture'), between the Company and The Bank of New York, as trustee (the 'Trustee'). Copies of the Indenture and the Registration Rights Agreement (as defined below) are available from the Trustee upon request by a registered holder of the Debentures. The following summaries of certain provisions of the Debentures, the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debentures, the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the Form of Debentures which is a part thereof) or the Registration Rights Agreement are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

     The Debentures represent unsecured general obligations of the Company subordinate in right of payment to certain other indebtedness of the Company as described under 'Subordination of Debentures' and convertible into Common Stock as described under 'Conversion of Debentures.' The Debentures rank pari passu in right of payment with all other indebtedness of the Company other than Specified Senior Indebtedness (as defined below). The Debentures are limited to $360,000,000 aggregate principal amount at maturity, may be issued only in denominations of $1,000 or any multiple thereof and will mature on February 9, 2018, unless earlier redeemed (at the option of the Company or at the option of the holder upon a Fundamental Change (as defined below)) or purchased.

     The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Specified Senior Indebtedness or any other Indebtedness or the issuance or repurchase of securities of the Company. The Indenture contains no covenants or other provisions to afford protection to holders of the Debentures in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under 'Redemption at the Option of the Holder Upon a Fundamental Change.'

     The Debentures initially were offered at a substantial discount from their principal amount at maturity. See 'Certain Federal Income Tax Considerations.' There will be no periodic payments of interest on the Debentures. The calculation of the accrual of Original Issue Discount (the difference between the Issue Price of a Debenture and the principal amount at maturity of a Debenture) in the period during which a Debenture remains outstanding will be on a semiannual bond equivalent basis using a year composed of twelve 30-day months; such accrual commenced on the Issue Date of the Debentures. Maturity, conversion, purchase by the Company at the option of a holder or redemption of a Debenture will cause Original Issue Discount and interest, if any, to cease to accrue on such Debentures, under the terms and subject to the conditions of the Indenture. The Company may not reissue a Debenture that has matured or been converted, purchased by the Company at the option of a holder, redeemed or otherwise canceled (except for registration of transfer, exchange or replacement thereof).

     The principal amount at maturity of each Debenture will be payable at the office of the paying agent, initially the Trustee, in the Borough of Manhattan, The City of New York, or any other office of the paying agent maintained for such purpose. Debentures may be presented for conversion or exchange into Common Stock at the office of the conversion agent and Debentures in definitive form may be presented for exchange for other Debentures or registration of transfer at the office of the registrar, each such agent initially being the Trustee. The Company will not charge a service charge for any registration of transfer or conversion of Debentures; however, the Company may require payment by a holder of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith.

FORM, DENOMINATION AND REGISTRATION

     The Debentures are issued in full registered form, without coupons, in denominations of $1,000 principal amount at maturity and multiples thereof.

     Global Debenture, Book-Entry Form. The Debentures are currently evidenced by two global Debentures (collectively, the 'Global Debenture'), which have been deposited with, or on behalf of, DTC and registered in the name of Cede & Co. ('Cede') as DTC's nominee. Except as set forth below, the Global Debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     Purchasers of Debentures sold by the Selling Securityholders pursuant to the Registration Statement of which this Prospectus forms a part may hold their interests in the Global Debenture directly through DTC or indirectly through organizations which are participants in DTC (the 'Participants'). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Debentures to such persons may be limited.

     Purchasers of Debentures who are not Participants may beneficially own interests in the Global Debenture held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ('Indirect Participants'). So long as Cede, as the nominee of DTC, is the registered owner of the Global Debenture, Cede for all purposes will be considered the sole holder of the Global Debenture. Except as provided below, owners of beneficial interests in the Global Debenture will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders thereof.

     Payment of interest (if any) on and the redemption price or repurchase price of the Global Debenture will be made to Cede, the nominee for DTC, as the registered owner of the Global Debenture by wire transfer of immediately available funds on each interest payment date (if any) or the redemption date, as the case may be. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company has been informed by DTC that, with respect to any payment of interest (if any) on, or the redemption price or repurchase price of, the Global Debenture, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by the Global Debenture as shown on the records of DTC (adjusted as necessary so that such payments are made with respect to whole Debentures only), unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in the Debentures represented by the Global Debenture held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in 'street name.'

     Holders who desire to convert their Debentures into Common Stock should contact their brokers or other Participants or Indirect Participants to obtain information on procedures, including proper forms and cutoff times, for submitting such request.

     Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in the principal amount represented by the Global Debenture to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Debentures (including, without limitation, the presentation of Debentures for exchange as described below), only at the direction of one or more Participants to whose account with DTC interests in the Global Debenture are credited, and only in respect of the principal amount at maturity of the

Debentures represented by the Global Debenture as to which such Participant or Participants has or have given such direction.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the New York Banking Law, a 'banking organization' within the meaning of the New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code and a 'clearing agency' registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchaser. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Debenture among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Debentures to be issued in definitive form in exchange for the Global Debenture.

     Certificated Debentures. Certificated Debentures will be issued in exchange for Debentures represented by the Global Debenture if no successor depositary is appointed by the Company as set forth above under 'Global Debenture, Book-Entry Form.'

CONVERSION OF DEBENTURES


     The holders of Debentures are entitled at any time through the close of business on the final maturity date of the Debentures, subject to prior redemption or repurchase, to convert any Debentures or portions thereof (in denominations of $1,000 principal amount at maturity or multiples thereof) into Common Stock of the Company at the Conversion Rate set forth on the cover page of this Prospectus, subject to adjustment as described below. Except as described below, no payment or other adjustment will be made on conversion of any Debentures for accrued Original Issue Discount thereon or for dividends on any Common Stock issued. The Company is not required to issue fractional shares of Common Stock upon conversion of Debentures and, in lieu thereof, will pay cash based upon the market price of Common Stock on the last business day prior to the date of conversion. The Company's delivery to the holder of the fixed number of shares of Common Stock into which the Debenture is convertible (together with the cash payment, if any, in lieu of fractional Common Stock) will be deemed to satisfy the Company's obligation to pay the principal amount of the Debentures including the accrued Original Issue Discount attributable to the period from the Issue Date to the Conversion Date. Thus, the accrued Original Issue Discount is deemed to be paid in full rather than canceled, extinguished or forfeited. The initial Conversion Rate will not be adjusted at any time during the term of the Debentures for such accrued Original Issue Discount. In the case of Debentures called for redemption, conversion rights will expire at the close of business on the Trading Day (as defined in the Indenture) preceding the day fixed for redemption unless the Company defaults in the payment of the redemption price. A Debenture in respect of which a holder is exercising its option to require redemption upon a Fundamental Change may be converted only if such holder withdraws its election to exercise its option in accordance with the terms of the Indenture.


     To convert a Debenture into shares of Common Stock, the holder of a Debenture must (i) complete and manually sign the conversion notice on the back of the Debenture (or complete and manually sign a facsimile thereof) and deliver such notice to the Conversion Agent, (ii) surrender the Debenture to the Conversion Agent, (iii) if required, furnish appropriate endorsements and transfer documents and (iv) if required, pay all transfer or similar taxes. Pursuant to the Indenture, the date on which all of the foregoing requirements have been satisfied is the date of surrender for conversion.

     The Conversion Rate is subject to adjustment under formulae as set forth in the Indenture in certain events, including:

          (i) the issuance of Common Stock of the Company as a dividend or distribution on the Common Stock;

          (ii) certain subdivisions and combinations of the Common Stock;

          (iii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or to purchase Common Stock at less than the Current Market Price (as defined below);

          (iv) the distribution to all holders of Common Stock of shares of capital stock (other than Common Stock), of evidences of indebtedness of the Company or of assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid in cash);

          (v) distributions consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any quarter does not exceed the greater of (x) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the Conversion Rate pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of the Common Stock), and (y) 3.75% of the average of the last reported sales price of the Common Stock during the ten Trading Days immediately prior to the date of declaration of such dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company. If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause (v). If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution;

          (vi) payment in respect of a tender offer or exchange offer by the Company or any subsidiary of the Company for the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

          (vii) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary of the Company, in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer. The adjustment referred to in this clause (vii) will only be made if the tender offer or exchange offer is for an amount which increases the offeror's ownership of Common Stock to more than 30% of the total shares of Common Stock outstanding and if the cash and the value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the Business Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in this clause (vii) will not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of all or substantially all of the Company's assets. 'Business Day' means each day of the year on which banking institutions are not required or authorized to close in The City of New York or at the principal corporate trust office of the Trustee.

     'Current Market Price' per share of the Common Stock on the date of determination means the average of the last reported sale prices of the Common Stock for the five consecutive Trading Days ending on and including such date of determination. The last reported sale price for any Trading Day shall be (i) if the Common Stock is then listed on the NYSE or listed or admitted for trading on any national securities exchange, the last sale price, or the closing bid price if no sale occurred, of the Common Stock on such Trading Day on the principal securities exchange on which the Common Stock is listed, (ii) if the Common Stock is not listed or admitted for trading as described in clause (i), the last reported sale price of the Common Stock on such Trading Day on the Nasdaq National Market, or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted, or (iii) if not listed or quoted as described in clause (i) or (ii), the mean between the high bid and low asked quotations on such Trading Day for the Common Stock as reported by the National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the 10 preceding Trading Days. If none of the conditions set forth above is met, the last reported sale price of the Common Stock on any Trading Day or the average of such last reported sale prices for any period shall be the fair market value of the Common Stock as determined by a member firm of the New York Stock Exchange, Inc. selected by the Company.

     In the case of (i) any reclassification of the Common Stock or (ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another person of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Debentures then outstanding will be entitled thereafter to convert such Debentures into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Debentures been converted into Common Stock immediately prior to such reclassification, consolidation, merger, combination, sale or conveyance, assuming that a holder of Debentures would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith.

     In the event of a taxable distribution to holders of Common Stock or in certain other circumstances requiring Conversion Rate adjustments, the holders of Debentures may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See 'Certain Federal Income Tax Considerations' below.

     The Company from time to time may, to the extent permitted by law, increase the Conversion Rate by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such increase, if the Board of Directors has made a determination that such increase would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such increases in the Conversion Rate, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See 'Certain Federal Income Tax Considerations.'

     No adjustment in the Conversion Rate will be required unless such adjustment would require a change of at least 1% in the Conversion Rate then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock or carrying the right to purchase any of the foregoing.

OPTIONAL REDEMPTION BY THE COMPANY

     No sinking fund is provided for in the Debentures. Prior to February 9, 2003, the Debentures are not redeemable at the option of the Company. Beginning on February 9, 2003, the Company may redeem the Debentures for cash as a whole at any time, or from time to time in part, upon not less than 30 days' nor more than 60 days' notice of redemption given by mail to holders of the Debentures. The Debentures will be redeemable in multiples of $1,000 principal amount at maturity.

     The table below shows the Redemption Prices of Debentures per $1,000 principal amount at maturity thereof at February 9, 2003 and, at each February 9 thereafter prior to maturity and at maturity on February 9, 2018, which prices reflect the accrued Original Issue Discount calculated from and including the Issue Date and to but excluding each such date. The Redemption Price of a Debenture redeemed between such dates would include an additional amount reflecting the additional

Original Issue Discount accrued since the next preceding date in the table to the actual Redemption Date.

                                                                              (2)
                                                             (1)        ACCRUED ORIGINAL          (3)
                                                          DEBENTURE      ISSUE DISCOUNT     REDEMPTION PRICE
                   REDEMPTION DATE                       ISSUE PRICE        AT 6.5%             (1)+(2)
------------------------------------------------------   -----------    ----------------    ----------------
February 9, 2003......................................     $278.23          $ 104.87            $ 383.10
February 9, 2004......................................      278.23            130.17              408.40
February 9, 2005......................................      278.23            157.15              435.38
February 9, 2006......................................      278.23            185.91              464.14
February 9, 2007......................................      278.23            216.57              494.80
February 9, 2008......................................      278.23            249.25              527.48
February 9, 2009......................................      278.23            284.10              562.33
February 9, 2010......................................      278.23            321.24              599.47
February 9, 2011......................................      278.23            360.84              639.07
February 9, 2012......................................      278.23            403.06              681.29
February 9, 2013......................................      278.23            448.06              726.29
February 9, 2014......................................      278.23            496.04              774.27
February 9, 2015......................................      278.23            547.18              825.41
February 9, 2016......................................      278.23            601.70              879.93
February 9, 2017......................................      278.23            659.83              938.06
February 9, 2018......................................      278.23            721.77            1,000.00

     If less than all of the outstanding Debentures held in certified form are to be redeemed, the Trustee shall select the Debentures held in such form to be redeemed in principal amounts at maturity of $1,000 or multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a holder's certified Debentures is selected for partial redemption and such holder converts a portion of such certificated Debentures, such converted portion shall be deemed to be of the portion selected for redemption. Debentures registered in the name of and held by DTC or its nominee will be redeemed pro rata as described under 'Form, Denomination and Registration' above.

REDEMPTION AT THE OPTION OF THE HOLDER UPON A FUNDAMENTAL CHANGE

     If a Fundamental Change (as defined below) occurs at any time prior to February 9, 2018, each holder of Debentures will have the right, at the holder's option, to require the Company to redeem for cash any or all of such holder's Debentures on the date (the 'Fundamental Change Redemption Date') that is 45 days after the date of the Company's notice of such Fundamental Change. The Debentures will be redeemable in multiples of $1,000 principal amount at maturity.

     The Company will redeem such Debentures at a price (the 'Fundamental Change Redemption Price') equal to the Issue Price plus accrued Original Issue Discount from and including the Issue Date and to, but excluding, the Fundamental Change Redemption Date; provided that if the Applicable Price (as defined below) in connection with the Fundamental Change is less than the Reference Market Price (as defined below), the Company shall redeem such Debentures at a price equal to the foregoing redemption price multiplied by the fraction obtained by dividing the Applicable Price by the Reference Market Price.

     The Company will mail to all holders of record of the Debentures a notice of the occurrence of a Fundamental Change and of the redemption right arising as a result thereof on or before the tenth day after the occurrence of such Fundamental Change. The Company is also required to deliver the Trustee a copy of such notice. To exercise the redemption right, a holder of Debentures must deliver, on or before the 30th day after the date of the Company's notice of a Fundamental Change (the 'Fundamental Change Expiration Time'), written notice of the holder's exercise of such right, together with the Debentures to be so redeemed, duly endorsed for transfer, to the Company (or an agent designated by the Company for such purpose). Payment for Debentures surrendered for redemption (and not withdrawn) prior to the Fundamental Change Expiration Time will be made promptly following the Fundamental Change Redemption Date.

     The term 'Fundamental Change' means the occurrence of any transaction or event in connection with which all or substantially all Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) consideration which is not all or substantially all common stock listed (or, upon consummation of or immediately following such transaction or event, which will be listed) on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices. The term 'Applicable Price' means (i) in the event of a Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Fundamental Change, the average of the last reported sale price for the Common Stock during the ten Trading Days prior to the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change, or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets in connection with the Fundamental Change. The term 'Reference Market Price' shall initially mean $17.0417 (which is equal to 66 2/3% of the last sale price of the Common Stock as reflected on the cover page of this Prospectus) and in the event of any adjustment to the Conversion Rate described above pursuant to the provisions of the Indenture, the Reference Market Price shall also be adjusted so that the Reference Market Price shall be equal to the initial Reference Market Price multiplied by a fraction the numerator of which is the Conversion Rate specified on the cover of this Prospectus (without regard to any adjustment thereto) and the denominator of which is the Conversion Rate following such adjustment.

     The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable in connection with the redemption rights of Debenture holders in the event of a Fundamental Change. The redemption rights of the holders of Debentures could discourage a potential acquiror of the Company. The Fundamental Change redemption feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

     The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Fundamental Change, but that would increase the amount of Specified Senior Indebtedness or other indebtedness outstanding at such time. No Debentures may be redeemed at the option of holders upon a Fundamental Change if there has occurred and is continuing an Event of Default described under 'Events of Default; Notice and Waiver' below (other than a default in the payment of the Fundamental Change Redemption Price with respect to such Debentures). Further, the payment of the Fundamental Change Redemption Price on the Debentures may be subordinated to the prior payment of Specified Senior Indebtedness as described under 'Subordination of Debentures' below. There are no restrictions in the Indenture on the creation of additional Specified Senior Indebtedness or other indebtedness. Under certain circumstances, the incurrence of additional indebtedness could have an adverse effect on the Company's ability to service its indebtedness, including the Debentures. If a Fundamental Change were to occur, there can be no assurance that the Company would have sufficient funds to pay the Fundamental Change Redemption Price for all Debentures tendered by the holders thereof. A default by the Company on its obligations to pay the Fundamental Change Redemption Price could result in acceleration of the payment of other indebtedness of the Company at the time outstanding pursuant to cross-default provisions.

PURCHASE OF DEBENTURES AT THE OPTION OF THE HOLDER

     On February 9, 2003, February 9, 2008 and February 9, 2013 (each, a 'Purchase Date'), the Company will become obligated to purchase, at the option of the holder thereof, any outstanding Debentures for which a written Purchase Notice has been delivered by the holder to the office of the paying agent (initially the Trustee) at any time from the opening of business on the date that is 20 Business Days prior to such Purchase Date until the close of business on such Purchase Date (or if such

Purchase Date is not a Business Day, the first Business Day prior to such Purchase Date) and for which such Purchase Notice has not been withdrawn, subject to certain additional conditions.

     The Company shall purchase such Debentures at prices (each, a 'Purchase Price') equal to the Issue Price plus accrued Original Issue Discount from and including the Issue Date and to but excluding the Purchase Date.

     The table below shows the Purchase Prices, as of the specified Purchase Dates, of a Debenture having a principal amount at maturity of $1,000.

                           PURCHASE DATE                               PURCHASE PRICE
--------------------------------------------------------------------   --------------

February 9, 2003....................................................      $ 383.10
February 9, 2008....................................................        527.48
February 9, 2013....................................................        726.29

     Subject to certain conditions, the Company may elect to pay the Purchase Price payable as of any Purchase Date in cash or Common Stock, or any combination thereof. The Company will give notice (the 'Company Notice') not less than 20 Business Days prior to the Purchase Date (the 'Company Notice Date') to all holders at their addresses shown in the register of the registrar (and to beneficial owners as required by applicable law) stating, among other things, whether the Company will pay the Purchase Price of the Debentures in cash or Common Stock, or any combination thereof (specifying the percentage of each) and, if the Company elects to pay in Common Stock, in whole or in part, the method of calculating the Market Price of the Common Stock.

     The Purchase Notice shall state (i) the certificate numbers of the Debentures to be delivered by the holder thereof for purchase by the Company;
(ii) the portion of the principal amount at maturity of Debentures to be purchased, which portion must be $1,000 or a multiple thereof; (iii) that such Debentures are to be purchased by the Company pursuant to the applicable provisions of the Debentures; and (iv) in the event the Company elects, pursuant to the Company Notice (as defined below), to pay the Purchase Price to be paid as of such Purchase Date in Common Stock, in whole or in part, but such Purchase Price is ultimately to be paid to such holder entirely in cash because any of the conditions to payment of the Purchase Price (or portion thereof) in Common Stock is not satisfied by the Purchase Date, as described below, whether such holder elects (x) to withdraw such Purchase Notice as to some or all of the Debentures to which it relates (stating the principal amount at maturity and certificate numbers of the Debentures as to which such withdrawal shall relate), or (y) to receive cash in respect of the entire Purchase Price for all Debentures subject to such Purchase Notice. If the holder fails to indicate, in the Purchase Notice and in any written notice of withdrawal relating to such Purchase Notice, such holder's choice with respect to the election described in clause (iv) above, such holder shall be deemed to have elected to receive cash in respect of the entire Purchase Price for all Debentures subject to such Purchase Notice in such circumstances. For a discussion of the tax treatment of a holder receiving cash instead of Common Stock, see 'Certain Federal Income Tax Considerations.'

     Any Purchase Notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the Purchase Date (or if such Purchase Date is not a Business Day, the first Business Day prior to such Purchase Date). The notice of withdrawal shall state the principal amount at maturity and the certificate numbers of the Debentures as to which the withdrawal notice relates and the principal amount at maturity, if any, which remains subject to the Purchase Notice.

     If the Company elects to pay the Purchase Price, in whole or in part, in Common Stock, the number of shares to be delivered in respect of the portion of the Purchase Price to be paid in Common Stock shall be equal to such portion of the Purchase Price divided by the Market Price (as defined below) of the Common Stock issued upon purchase of Debentures in accordance with the provisions of the Indenture. However, no fractional Common Stock will be delivered upon any purchase by the Company of Debentures through the delivery of Common Stock in payment, in whole or in part, of the Purchase Price. Instead, the Company will pay cash based on the Market Price for all fractional Common Stock.

     The 'Market Price' means the average of the Sale Prices (as defined below) of the Common Stock for the five Trading Day period ending on the third Business Day prior to the applicable Purchase Date (if the third Business Day prior to the applicable Purchase Date is a Trading Day or, if not, then on the immediately preceding Trading Day), appropriately adjusted to take into account the occurrence during the period commencing on the first of such Trading Days during such five Trading Day period and ending on such Purchase Date of certain events that would result in an adjustment of the Conversion Rate with respect to the Common Stock. The 'Sale Price' of the Common Stock on any date means the closing per share sale price (or if no closing sale price is reported, the average bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such date as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional stock exchange, as reported by the National Association of Securities Dealers Automated Quotation System. Because the Market Price of the Common Stock is determined prior to the applicable Purchase Date, holders of Debentures bear the market risk with respect to the value of the Common Stock to be received from the date such Market Price is determined to such Purchase Date. The Company may elect to pay the Purchase Price in Common Stock only if the information necessary to calculate the Market Price is reported in a daily newspaper of national circulation.

     Upon determination of the actual number of shares of Common Stock in accordance with the foregoing provisions, the Company will publish such determination in a daily newspaper of national circulation.

     The Company's right to purchase Debentures with Common Stock is subject to the satisfaction of various conditions, including: (i) the registration of the Common Stock under the Securities Act, if required; and (ii) compliance with other applicable federal and state securities laws, if any. If such conditions are not satisfied by a Purchase Date, the Company will pay the Purchase Price of the Debentures to be purchased on such Purchase Date entirely in cash. See 'Certain Federal Income Tax Considerations.' The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may then be applicable and will file Schedule 13E-4 or any other schedule required thereunder in connection with any offer by the Company to purchase Debentures at the option of holders.

     Payment of the Purchase Price for a Debenture for which a Purchase Notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of such Debenture (together with necessary endorsements) to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent maintained for such purpose, at any time (whether prior to, on or after the Purchase Date) after delivery of such Purchase Notice. Payment of the Purchase Price for such Debenture will be made promptly following the later of the Purchase Date or the time of book-entry transfer or delivery of such Debenture. If the paying agent holds, in accordance with the terms of the Indenture, money or securities sufficient to pay the Purchase Price of such Debenture on the Business Day following the Purchase Date, then, on and after such Business Day, such Debenture will cease to be outstanding and Original Issue Discount on such Debenture will cease to accrue whether or not book-entry transfer of such Debenture is made or such Debenture is delivered to the paying agent, and all other rights of the holder shall terminate (other than the right to receive the Purchase Price upon delivery of the Debenture).

     No Debentures may be purchased at the option of the holder for cash if there has occurred (prior to, on or after the giving by the holders of such Debentures, of the required Purchase Notice and is continuing an Event of Default described under 'Events of Default; Notice and Waiver' below (other than a default in the payment of the Purchase Price with respect to such Debentures).

SUBORDINATION OF DEBENTURES

     The Indebtedness (as defined below) evidenced by the Debentures is subordinated to the extent provided in the Indenture to the prior payment in full of all existing and future Specified Senior Indebtedness of the Company. The Debentures also are effectively subordinated to all indebtedness and other liabilities of subsidiaries of the Company. Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal at maturity,

Issue Price, accrued Original Issue Discount, Redemption Price, Purchase Price, Fundamental Change Redemption Price and interest, if any, on the Debentures will be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full in cash of all Specified Senior Indebtedness of the Company. In the event of any acceleration of the Debentures because of an Event of Default (as defined in the Indenture), the holders of any Specified Senior Indebtedness then outstanding would be entitled to payment in full in cash of all obligations in respect of such Specified Senior Indebtedness before the holders of the Debentures are entitled to receive any payment or distribution in respect thereof. The Indenture will require that the Company promptly notify holders of Specified Senior Indebtedness if payment of the Debentures is accelerated because of an Event of Default.

     No payments on account of principal or interest in respect of the Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Specified Senior Indebtedness, or an event of default with respect to any Specified Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof.

     By reason of the subordination provisions described above, in the event of the Company's bankruptcy, dissolution or reorganization, holders of Specified Senior Indebtedness may receive more, ratably, and holders of the Debentures may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

     The term 'Specified Senior Indebtedness' means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, all present and future Indebtedness (as defined below) of the Company, unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Debentures or expressly provides that such Indebtedness is pari passu with or junior to the Debentures. Notwithstanding the foregoing, the term Specified Senior Indebtedness does not include (i) any Indebtedness of the Company that is not secured, (ii) any Indebtedness of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned, directly or indirectly, by the Company, or (iii) the Partnership Note.

     The term 'Indebtedness' means, with respect to any Person (as defined in the Indenture), and without duplication:

          (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of the Company in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by Debentures or similar instruments) or evidenced by bonds, debentures, Debentures or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof) (other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business),

          (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers' acceptances,

          (c) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property,

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

          (d) all obligations of such Person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

          (e) all direct or indirect guarantees or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through
     (d),

          (f) any indebtedness or other obligations described in clauses (a) through (d) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person, and

          (g) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).


     At March 29, 1998, the Company had no outstanding Specified Senior Indebtedness and other indebtedness of approximately $40.7 million (excluding inter company obligations, other than the Partnership Note, and guarantees of subsidiaries' debt), and the Company's subsidiaries had aggregate indebtedness and other liabilities of approximately $583.4 million (excluding intercompany obligations). The Indenture does not limit the amount of additional Indebtedness, including Specified Senior Indebtedness, which the Company can create, incur, assume or guarantee, nor does the Indenture limit the amount of indebtedness or other liabilities which any subsidiary can create, incur, assume or guarantee.


     In the event that, notwithstanding the foregoing, the Trustee or any holder of the Debentures receives any payment or distribution of assets of the Company of any kind in contravention of any of the subordination provisions of the Indenture, whether in cash, property or securities, including, without limitation, by way of setoff or otherwise, in respect of the Debentures before all Specified Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Specified Senior Indebtedness or their representatives to the extent necessary to make payment in full of all Specified Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Specified Senior Indebtedness.

     The Company is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the Debentures. The Trustee's claims for such payments will generally be senior to those of holders of the Debentures in respect of all funds collected or held by the Trustee.

EVENTS OF DEFAULT; NOTICE AND WAIVER

     An Event of Default is defined in the Indenture as being: default in payment of the principal amount at maturity, Issue Price, accrued Original Issue Discount, Redemption Price, Purchase Price, Fundamental Change Redemption Price with respect to any Debentures when such becomes due and payable (whether or not payment is prohibited by the provisions of the Indenture); default by the Company in the observance or performance of any other covenants in the Indenture, the receipt by the Company of notice of such default from the Trustee or holders of not less than 25% in aggregate principal amount at maturity of the Debentures then outstanding and the continuance of such default for 60 days after receipt by the Company of such notice; or certain events involving bankruptcy, insolvency, or reorganization of the Company. The Indenture provides that the Trustee may withhold notice to the holders of the Debentures of any default if the Trustee considers it in the interest of the holders of the Debentures to do so.

     The Indenture provides that if an Event of Default shall have occurred and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount at maturity of the Debentures then outstanding may declare the Issue Price of the Debentures plus the Original Issue Discount on the Debentures accrued to the date of such declaration to be due and payable immediately. In the case of

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

certain events of bankruptcy or insolvency, the Issue Price of the Debentures plus the Original Issue Discount accrued thereon to the occurrence of such event shall automatically become and be immediately, due and payable. However, if the Company shall cure all defaults (except the nonpayment of the Issue Price plus the accrued Original Issue Discount on any of the Debentures which shall have become due by acceleration) and certain other conditions are met, with certain exceptions, such declaration may be canceled and past defaults may be waived by the holders of a majority of the principal amount at maturity of the Debentures then outstanding. Interest shall accrue at the rate of 6.5% per annum and be payable on demand upon a default in the payment of the Issue Price, accrued Original Issue Discount, or any Redemption Price, Purchase Price or Fundamental Change Redemption Price to the extent that payment of such interest shall be legally enforceable.

     The holders of a majority in principal amount at maturity of the Debentures then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the Debentures at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Debentures, except that no such modification shall (i) extend the fixed maturity of any Debentures, alter the manner or rate of accrual of or extend the time for payment of Original Issue Discount or any interest thereon, reduce the principal amount at maturity thereof or premium, if any, thereon, reduce the Issue Price, the Redemption Price, the Fundamental Change Redemption Price, the Purchase Price or any other amount payable upon redemption or repurchase thereof, change the obligation of the Company to repurchase any Debentures or redeem any Debentures upon the happening of any Fundamental Change in a manner adverse to holders of Debentures, impair the right of a holder to institute suit for the enforcement of any payment with respect to, or conversion of, the Debentures, change the currency in which the Debentures are payable, impair the right to convert the Debentures into Common Stock subject to the terms set forth in the Indenture, or modify the provisions of the Indenture with respect to the subordination of the Debentures in a manner adverse to the holders of the Debentures in any material respect, without the consent of each holder of a Debenture so affected, or (ii) make any change to the principal amount at maturity of Debentures whose holders are required to consent to any such amendment or supplemental indenture or any waiver under the Indenture or modify the provisions relating to such amendments, supplemental indentures or waivers, without the consent of the holders of all of the Debentures then outstanding. The Indenture also provides for certain modifications of its terms without the consent of holders of the Debentures.

REGISTRATION RIGHTS OF THE DEBENTUREHOLDERS

     The Company has filed with the Commission a registration statement, of which this Prospectus forms a part, covering resales by holders of the Debentures and the Common Stock issuable upon conversion of the Debentures. The Company will use reasonable efforts to keep the registration statement effective until the earlier of (i) the sale pursuant to the shelf registration statement of all the securities registered thereunder and (ii) the expiration of the holding period applicable to such securities under Rule 144(k) under the Securities Act, or any successor provision. The Company will be permitted to suspend the use of the prospectus which is a part of the registration statement for a period not to exceed 30 days in any three month period, or not to exceed an aggregate of 90 days in any 12-month period under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. The Company has agreed to pay predetermined liquidated damages to those holders of Debentures and those holders of Common Stock issued upon conversion of the Debentures who have requested to sell pursuant to the registration statement if the prospectus is unavailable for periods in excess of those permitted above. The Company has further agreed, if such unavailability continues for an additional 30-day period, to pay predetermined liquidated damages to all holders of Debentures and all holders of Common Stock issued upon conversion of the Debentures, whether or not such holder has requested to sell pursuant to the registration statement. A holder who sells the Debentures or the Common Stock issued upon conversion of the Debentures pursuant to the registration statement generally will be required to be named as a selling stockholder in the Prospectus, deliver a Prospectus to purchasers and be bound by those provisions of the Registration Rights Agreement (the 'Registration Rights Agreement') which are applicable to such holder (including indemnification provisions). The Company will pay all reasonable expenses of the registration statement, provide to each registered holder copies of the Prospectus and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the Debentures or the Common Stock issued upon conversion of the Debentures.

     The Company has agreed in the Registration Rights Agreement to give notice to all holders of the Debentures and the underlying Common Stock of the filing and effectiveness of the registration statement by release made to Reuters Economic Services and Bloomberg Business News. The offering memorandum for the initial sale of the Debentures included as an appendix a form of notice and questionnaire (the 'Questionnaire') to be completed and delivered by a holder of Registerable Securities (as defined in the Registration Rights Agreement) to the Company at least five Business Days prior to any intended distribution of Registrable Securities pursuant to the registration statement. Upon receipt of such a completed Questionnaire, together with such other information as may be reasonably requested by the Company from a holder of Registrable Securities following the effectiveness of the registration statement, the Company will, as promptly as practicable but in any event within five Business Days of such receipt, file such amendments to the registration statement or supplements to the Prospectus as are necessary to permit such holder to deliver this Prospectus to purchasers of Registrable Securities (subject to the Company's right to suspend the use of the Prospectus as described above). Any holder of Registrable Securities that does not complete and deliver a Questionnaire or provide such other information will not be named as a selling security holder in the Prospectus and therefore will not be permitted to sell any Registrable Securities pursuant to the registration statement. Each holder who sells the Debentures or the Common Stock issued upon conversion of the Debentures has agreed that it will only sell Registrable Securities during the 45-day period commencing on the date on which the Company gives notice that this Prospectus may be used for such purposes and that such holder will not sell any Registrable Securities after such period without giving a new notice to the Company of its intention to sell.

INFORMATION CONCERNING THE TRUSTEE

     The Bank of New York, as the Trustee under the Indenture, has been appointed by the Company as paying agent, conversion agent, registrar and custodian with regard to the Debentures.

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

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The authorized capital stock of the Company consists of 100,000,000 shares of Triarc Class A common stock (referred to in this section as the 'Class A Common Stock,' elsewhere as the 'Common Stock'), 25,000,000 shares of Triarc Class B common stock (the 'Class B Common Stock' and, together with the Class A Common Stock, the 'Common Shares') and 25,000,000 shares of Preferred Stock (the 'Preferred Stock'). As of the close of business on May 15, 1998, there were outstanding 24,663,308 shares of Class A Common Stock, 5,997,622 shares of Class B Common Stock and no shares of Preferred Stock.


     The relative preferences and rights of the Company's capital stock are set forth in the Charter. Set forth below is a summary description of such rights and preferences. This summary is qualified by reference to the Charter.

COMMON SHARES

     The holders of shares of Class A Common Stock are entitled to one vote for each share held on record on all matters on which Company stockholders are entitled to vote, including the election of directors. Except as required by Delaware law, the holders of shares of Class B Common Stock are not entitled to vote.

     Shares of Class A Common Stock and Class B Common Stock share equally in any dividends or other distributions payable in either cash, capital stock of the Company (other than Class A Common Stock or Class B Common Stock) or other property of the Company when, as and if, declared by the Board. If a dividend or distribution payable in Common Shares is declared on the Common Shares, such dividend or distribution shall be made to the holders of shares of Class A Common Stock in the form of shares of Class A Common Stock and shall be made to the holders of shares of Class B Common Stock in the form of shares of Class B Common Stock.

     The outstanding Common Shares are, and the underlying Common Stock when issued will be, fully paid and nonassessable. Additional authorized but unissued Common Shares may be issued by the Board without the approval of stockholders.

     No dividend, other than a stock dividend payable in Common Shares, may be paid on the Common Shares if the Company is in arrears on the payment of dividends on any outstanding Preferred Stock.

     In the event that the Company shall liquidate, dissolve or be wound up, whether voluntarily or involuntarily, to the extent assets remain after payment of creditors in full and after there shall have been paid or set aside for all Preferred Stock then outstanding the full preferential amounts to which they are entitled, the net assets of the Company remaining will be divided ratably among the holders of the Class A Common Stock and the Class B Common Stock. The merger or consolidation of the Company with or into any other corporation, the merger or consolidation of any other corporation with or into the Company, or the sale, lease or conveyance of all or substantially all of its assets would not be deemed to be a liquidation, dissolution or winding up for this purpose.

     The holders of Common Shares are not entitled as of right to purchase or subscribe for any shares of stock of any class whether heretofore or hereafter authorized or issued, whether issued for cash, property, services or by way of a dividend.

     Shares of Class A Common Stock are not convertible. Each share of Class B Common Stock is convertible, on a one-to-one basis, into one share of Class A Common Stock, provided that either (i) the holder of such share upon conversion is not an affiliate or relative of Victor Posner, or (ii) upon such conversion, such shares are placed into a voting trust and certain other conditions are met.

     Harris Trust Company of New York is the transfer agent and registrar of the Class A Common Stock.

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PREFERRED STOCK

     The Charter authorizes the issuance of shares of 'blank check' Preferred Stock, which will have such designations, rights and preferences as may be determined from time to time by the Board. Accordingly, the Board is empowered, without stockholder approval, to issue Preferred Stock with dividend (whether cumulative or not), liquidation, conversion, redemption, voting or other rights which may adversely affect the voting power, preference or other rights of the holders of Common Shares. As of the date of this Prospectus, there are no shares of Preferred Stock outstanding. In addition, if the Board authorizes Preferred Stock with conversion rights, the number of shares of Common Stock outstanding could potentially be increased up to the authorized amount. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock. Any such issuance could also have the effect of delaying, deterring or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS IN THE COMPANY'S CHARTER

     Certain provisions in the Charter are intended to discourage or delay a hostile takeover of control of the Company. These provisions, in general terms,
(i) provide that the number of directors shall not be less than seven nor more than 15, with the exact number to be determined from time to time by a majority of the board of directors then in office; (ii) provide that vacancies on the Board resulting from an increase in size, removal of directors or otherwise may be filled only by a majority of the remaining directors then in office; and
(iii) require the affirmative vote of the holders of shares representing at least 75% of the voting power of the Voting Shares (defined below) in order to enter into certain Business Combinations (defined below), unless (A) such Business Combinations are approved by at least a majority of the entire Board, but only if a majority of the directors acting favorably on the matter are Continuing Directors (defined below), or (B) certain minimum price, form of consideration and procedural requirements are met. The term 'Voting Shares' is defined in the provisions as any issued and outstanding shares of capital stock of the Company entitled to vote generally in the election of directors. Each of these provisions has particular anti-takeover effects associated with it, and these effects together with a more detailed description of each provision are set forth below. In addition, the anti-takeover provisions are interrelated and have cumulative anti-takeover effects as described herein.

     The principal purpose of these provisions is to provide a measure of assurance that a stockholder or group of stockholders owning a controlling interest in the Company's stock do not exercise their voting power in a manner which the Board believes would be to the detriment of the remaining stockholders. The provisions are further intended to make it more difficult for a hostile or unfriendly party to obtain control of the Company by replacing the Board.

     Size of the Board of Directors and Filling Vacancies on the Board of Directors. The Charter states that the Board consists of not less than seven nor more than 15 members; provided, however, that such maximum number may be increased to reflect the right of holders of preferred stock to elect directors in certain circumstances with the exact number of directors to be fixed by a majority vote of the directors then in office and that such authority of the Board is exclusive. The Charter provides that vacancies that may occur between annual meetings may be filled only by a majority of the remaining directors then in office, even if less than a quorum, subject to the rights of holders of any class or series of preferred stock to elect directors. In addition, the provision provides that any new director elected to fill a vacancy on the Board will serve for the remainder of the full term of that director for which the vacancy occurred and no decrease in the number of directors shall shorten the term of any incumbent. Vacancies caused by an increase in the number of directors would be filled by the Board. The purpose of including these provisions with respect to the size of the Board and the filling of vacancies in the Charter is to prevent the elimination of such provisions through amendment of the Bylaws of the Company (the 'Bylaws') by a stockholder or group owning or controlling a substantial voting block so as to permit stockholders directly to increase the size of the Board and to fill vacancies resulting therefrom or otherwise, which would enable such stockholder or group of stockholders to elect its own nominees to the vacancies. This would be possible because, under Delaware law, stockholders may amend the Bylaws without prior approval of the Board, whereas the Charter may be amended only if the Board first approves and recommends such action to stockholders.

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     Business Combination Provision. The Charter provides that the approval of the holders of shares representing at least 75% of the voting power of the Voting Shares be required in order to approve certain Business Combinations if an Interested Stockholder (defined below) is a party to the transaction or its percentage equity interest in the Company or any subsidiary of the Company would be increased by the transaction. The required 75% approval of any Business Combination must include the affirmative vote of the holders of shares representing at least a majority of the voting power of all of the then outstanding Voting Shares exclusive of those shares beneficially owned by any Interested Stockholder.

     The voting requirements outlined above will not apply, however, if: (i) immediately prior to the time the Business Combination is consummated, the Company is the Beneficial Owner (defined below) of a majority of each class of the outstanding equity securities of the Interested Stockholder; (ii) the Business Combination was approved by at least a majority of the Board (even though not the entire Board), but only if a majority of the directors acting favorably upon such matter are Continuing Directors; or (iii) the consideration to be received by the holders of each class of the Company's outstanding Voting Shares acquired by the Interested Stockholder is at least equal to the greater of the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees and with approximate adjustments for recapitalizations, stock splits, reverse stock splits and stock dividends) paid by the Interested Stockholder for any shares of such class (A) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination or (B) in the transaction in which it became an Interested Stockholder, and is in cash or in the same form of consideration as the Interested Stockholder paid to acquire the largest number of Voting Shares previously acquired by it. The pricing provision does not guarantee that a stockholder will receive the highest market price paid for such shares, rather it insures that a stockholder will receive the highest price paid for such shares by an Interested Stockholder during the prior two years. If either the ownership or form of consideration requirements set forth in clauses
(i) and (iii) above are satisfied, the Business Combination shall require the approval of the holders of at least two-thirds of the votes entitled to be cast by the holders of all the then outstanding Voting Shares (the 'Ratification Percentage') (and the additional majority vote described in the previous paragraph). If the Board approves the Business Combination in accordance with the requirements set forth in clause (ii) above, the Board may, again in accordance with the voting provisions of such clause (ii), determine to require a vote of stockholders. If a stockholder vote is required for such Business Combination under law (such as, for example, in the case of a merger or liquidation), the Board shall require the affirmative vote of the then outstanding Voting Shares equal to the higher of: (1) the Ratification Percentage (such affirmative vote shall not require the additional majority vote), and (2) such other percentage as is required by law. If a stockholder vote is not required for such Business Combination under law, the Board may, in its discretion, either decide not to require a stockholder vote to approve the Business Combination or require the affirmative vote of the outstanding Voting Shares equal to (i) the Ratification Percentage (such affirmative vote shall not require the additional majority vote) or (ii) such other percentage as it so determines.

     An 'Interested Stockholder' generally is defined under the Charter as the Beneficial Owner of 10% or more of the voting power of the outstanding Voting Shares (other than the Company, its employee benefit plans, or its majority owned subsidiaries), excluding, however, DWG Acquisition or any 'Affiliate' or 'Associate' (each as defined in the Charter) thereof. The Board considers that a 10% holding, which causes a person to be classified as an 'insider' under
Section 16 of the Exchange Act, and is double the percentage ownership required to trigger reporting obligations under Section 13(d) of the Exchange Act, for stockholders of public companies, is appropriate to define an Interested Stockholder. At the present time, the Company is not aware of the existence of any stockholder or group of stockholders that would be an Interested Stockholder. However, if the currently outstanding shares of the Class B Common Stock were to be converted by a Beneficial Owner into shares of Class A Common Stock, such Beneficial Owner (if other than DWG Acquisition) would become, upon such conversion, an Interested Stockholder. 'Beneficial Owner' and 'Beneficial Ownership' are defined in accordance with the definition of beneficial ownership under Rule 13d-3 of the General Rules and Regulations under the Exchange Act, and include all shares as to which the Interested Stockholder in question has sole or shared voting or investment power. However, an Interested Stockholder is also

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

deemed to own beneficially shares owned, directly or indirectly, by any 'Affiliate' or 'Associate' (each as defined in the Charter) of the Interested Stockholder, as well as (i) shares which it or any such Affiliate or Associate has a right to acquire, (ii) shares issuable upon the exercise of options or rights, or upon conversion of convertible securities, held by the Interested Stockholder, and (iii) shares beneficially owned by any other person with whom the Interested Stockholder or any of such stockholder's Affiliates or Associates acts as a partnership, syndicate or other group pursuant to an agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Company.

     A 'Business Combination' includes: (i) a merger or consolidation involving the Company or any of its subsidiaries and an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, or an Affiliate thereof,
(ii) a sale, lease or other disposition (in one or a series of transactions) of a 'Substantial Part' (as defined in the Charter) of the assets of the Company or any of its subsidiaries to an Interested Stockholder or an Affiliate or Associate of any Interested Stockholder, or an Affiliate thereof; (iii) any sale, lease or other disposition (in one or a series of transactions) to the Company or any of its subsidiaries of any assets (excluding any Voting Shares, but including without limitation any securities whether outstanding, authorized but unissued or in treasury, issued by an Interested Stockholder, or by an Affiliate or Associate of an Interested Stockholder or by an Affiliate thereof) of (A) any Interested Stockholder or (B) an Affiliate or Associate of an Interested Stockholder, or an Affiliate thereof, if the amount paid therefor constitutes a Substantial Part of the assets of the Company or any subsidiary; or (iv) an issuance or transfer (or a related series of issuances or transfers) of securities of the Company or any of its subsidiaries (except upon conversion of convertible securities as a result of a pro rata stock dividend or stock split) to an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder or an Affiliate thereof, for consideration aggregating $5,000,000 or more; (v) a liquidation, dissolution, spinoff, split up or split off of the Company (if as of the record date for the determination of stockholders entitled to vote with respect thereto or, if no vote would otherwise be required, the date the transaction is planned to be consummated, any person is an Interested Stockholder); (vi) a reclassification or recapitalization of securities (including, without limitation, any combination of shares or reverse stock split) of the Company or any of its subsidiaries or a reorganization, in any case having the effect, directly or indirectly, of increasing the percentage interest of an Interested Stockholder in any class of equity securities of the Company or such subsidiary; and (vii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

     A 'Continuing Director' is defined as one serving as a director whose election or appointment or recommendation by the Board for election by the Company's stockholders was approved of by at least a majority of the Continuing Directors then on the Board.

     The Business Combination provision described above is intended to provide safeguards to the Company's stockholders by requiring a higher stockholder vote than required under Delaware law in the event another person first obtains a substantial interest in the Company and then wishes to accomplish a combination of such person's business with that of the Company, or otherwise eliminate the share holdings of the other stockholders. The federal securities law and regulations issued thereunder govern the disclosure required to be made to minority stockholders in such transactions but do not assure to stockholders the fairness of the terms of the Business Combination. Moreover, the statutory right of the remaining stockholders of the Company to dissent in connection with certain Business Combinations and receive the 'fair value' of their shares in cash may involve significant expense, delay and uncertainty to dissenting stockholders. Further, the 'fair value' of a stockholder's shares, as determined under this standard, may not be equivalent to the minimum price as determined pursuant to the provisions.

     The Business Combination provision is to close partially these gaps in the federal and state laws and to minimize certain of the potential inequities of those Business Combinations that involve two or more steps by requiring that in order to complete a Business Combination that is not approved by the Continuing Directors, such Interested Stockholder must obtain the affirmative votes of at least 75% of the voting power of the outstanding Voting Shares prior to proposing the Business Combination (including the affirmative vote of the holders of shares representing at least a majority of the voting

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

power of the outstanding Voting Shares exclusive of those shares beneficially owned by the Interested Stockholder), or meet the minimum price and procedural requirements of the provision and obtain the approval of at least two-thirds of the voting power of the outstanding Voting Shares (and the additional majority vote). The provision also is designed to protect those stockholders who have not tendered or otherwise sold their shares to a purchaser who is attempting to acquire control by ensuring that at least the same price and form of consideration are paid to such stockholders in a Business Combination as were paid to stockholders in the initial step of the acquisition. In the absence of the provision, an Interested Stockholder who acquired control of the Company could subsequently, by virtue of such control, force minority stockholders to sell or exchange their shares at a price that would not reflect any premium such purchaser may have paid in order to acquire its controlling interest, but rather at a price set by such Interested Stockholder. Such a price might not only be lower than the price paid by such purchaser in acquiring control, but also could be in a less desirable form of consideration (e.g., equity or debt securities of the purchaser).

     In many situations, the minimum price, form of consideration and procedural requirements of the provision would require that a purchaser pay stockholders a higher price for their shares and/or structure the transaction differently from what would be the case without the provision. Accordingly, to the extent a Business Combination were involved as part of a plan to acquire control of Triarc, this provision would increase the likelihood that a purchaser would negotiate directly with the Board.

     The Company believes that the Board normally is in a better position than the individual stockholders of the Company to negotiate effectively on behalf of all stockholders in that the Board is likely to be more knowledgeable than any individual stockholder in assessing the business and prospects of the Company. Accordingly, the Company is of the view that negotiations between the Board and the purchaser would increase the likelihood that stockholders ultimately will receive a higher price for their shares from anyone desiring to obtain control of the Company through a Business Combination or otherwise.

     Although not all acquisitions of the Company's capital stock are made with the objective of acquiring control of the Company through a subsequent Business Combination, a purchaser in many cases desires to have the option to consummate such a Business Combination. Assuming that to be the case, the provision would tend to discourage purchasers whose objective is to seek control of the Company at a relatively low price, since acquiring the remaining equity interest may be difficult unless the minimum price, form of consideration and procedural requirements were satisfied or a majority of the Continuing Directors were to approve the transaction. The provision also should discourage the accumulation of large blocks of the Company's capital stock, which the Company believes to be disruptive to the stability of the Company, and which can sometimes precipitate a change of control of the Company on terms unfavorable to the Company's other stockholders.

AMENDMENT OF CHARTER DOCUMENTS

     The Charter may be amended in accordance with the Delaware General Corporation Law (the 'DGCL'), except that the Charter provides that the Business Combination provision described above may not be repealed, altered, changed or amended in any respect unless such action is approved by the affirmative vote of the holders of at least 75% of the Voting Shares (which 75% must include the affirmative vote of the holders of shares representing at least a majority of the voting power of the Voting Shares exclusive of those of which any Interested Stockholder is the Beneficial Owner), unless approved by a vote of a majority of the entire Board (but only if a majority of the directors acting favorably on the matter are Continuing Directors), in which case the Business Combination provision may be amended by the affirmative vote of holders of at least a majority of the voting power of the Voting Shares (such affirmative vote does not require the additional majority vote); and provided, further, that the Ratification Percentage may be amended, altered, changed or repealed by the affirmative vote of the holders of at least two-thirds of the voting power of the Voting Shares (such affirmative vote does not require the additional majority vote). The Bylaws may be altered, amended or repealed, or new by-laws adopted, by (i) the affirmative vote of stockholders holding not less than a majority of the voting power of the shares entitled to vote on such issue, or
(ii) the affirmative vote of not less than two-thirds of all of the directors then holding office and entitled to vote on such issue.

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                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the Debentures and the Common Stock into which Debentures may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with holders that hold Debentures and Common Stock as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules such as banks, insurance companies, tax-exempt organizations, dealers in securities or currencies, persons that will hold Debentures or Common Stock as part of an integrated investment (including a 'straddle') comprised of Debentures or Common Stock and one or more other positions, persons that have a 'functional currency' other than the U.S. dollar or holders of Debentures that did not acquire the Debentures in the initial distribution thereof at their original issue price. In addition, this discussion does not consider the effect of any estate, gift or other tax laws. Investors considering the purchase of Debentures should consult their own tax advisors with respect to the application of the federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term 'United States Holder' means the beneficial owner of Debentures or Common Stock that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a domestic corporation or other entity taxable as a corporation or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source or (iv) otherwise subject to United States federal income taxation on a net income basis.

ORIGINAL ISSUE DISCOUNT

     United States Holders of Debentures generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code of 1986, as amended (the 'Code'). Accordingly, as described in more detail below, United States Holders of the Debentures will be required to include original issue discount in gross income as ordinary income as it accrues, in advance of the receipt of cash attributable to that income.

     In general, a debt obligation that is issued for an amount less than its stated redemption price at maturity will be considered to have been issued with original issue discount for U.S. federal income tax purposes. Under the applicable regulations, because there are no annual payments on the Debentures, the stated redemption price at maturity will equal 100 percent of the principal amount.

     Each United States Holder of a Debenture, whether such holder uses the cash or the accrual method of tax accounting, will be required to include in gross income the sum of the 'daily portions' of original issue discount on that Debenture for all days during the taxable year that the United States Holder owns the Debenture. The daily portions of original issue discount on a Debenture are determined by allocating to each day in any 'accrual period' a ratable portion of the original issue discount allocable to that accrual period. At the election of each United States Holder, accrual periods may be of any length and may vary in length over the term of the Debenture, provided that each accrual period is no longer than one year and the scheduled payment of principal occurs either on the final or first day of an accrual period. The amount of original issue discount allocable to each accrual period is determined by multiplying the 'adjusted issue price' (as defined below) at the beginning of the accrual period by the annual yield to maturity of the Debentures. The 'adjusted issue price' of a Debenture at the beginning of any accrual period will be the sum of its issue price (generally, the first price at which a substantial amount of Debentures are sold, disregarding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and the amount of original issue discount allocable to all prior accrual periods. As a result of this 'constant yield' method of including original issue discount in income, the amounts includible in income by a United States Holder in respect of a Debenture generally are lesser in the early years and greater in the later years than the amounts that would be includible on a straight-line basis.

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SALE, EXCHANGE OR RETIREMENT OF THE DEBENTURE

     Upon the sale, exchange or retirement (including a redemption by the Company, other than for Common Stock) of a Debenture, a United States Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in the Debentures. In the cases of a redemption for Common Stock, a United States Holder's tax consequences would be as described below under 'Conversion of the Debenture.' A holder's adjusted tax basis in a Debenture will generally be equal to the amount paid for the Debentures by such holder increased by any original issue discount included in income by the holder. Such capital gain or loss will be long-term capital gain or loss if the United States Holder's holding period in the Debenture is more than one year at the time of disposition. The distinction between capital gain or loss and ordinary income or loss is important for purposes of the limitations on a United States Holder's ability to offset capital losses against ordinary income and because United States Holders that are individuals may be entitled to a preferential rate on long-term capital gains. The Taxpayer Relief Act of 1997 further reduces tax rates on capital gains recognized by individuals in respect of assets held for more than 18 months. United States Holders are advised to consult with their own tax advisers regarding the application of the Taxpayer Relief Act of 1997 to their particular circumstances.

CONVERSION OF THE DEBENTURE

     A United States Holder generally will not recognize any income, gain, or loss upon conversion of a Debenture into Common Stock except with respect to cash received in lieu of a fractional share of Common Stock. Such holder's basis in the Common Stock received on conversion of a Debenture will be the same as such holder's tax basis in the Debentures at the time of conversion (reduced by any basis allocable to a fractional share interest as described below), and the holding period for the Common Stock received on conversion will include the holding period of the Debentures converted, except that the holding period of the Common Stock allocable to accrued original issue discount may commence on the day following the date of the conversion.

     Cash received in lieu of a fractional share of Common Stock upon conversion will be treated as a payment in exchange for the fractional share interest in the Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock will generally result in capital gain or loss (measured by the difference between the cash received for the fractional share and the United States Holder's basis in the fractional share).

CONSTRUCTIVE DIVIDENDS

     If at any time (a) the Company makes a distribution to its stockholders or purchases Common Stock in a tender offer and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the antidilution provisions of the Indenture, the Conversion Rate of the Debentures is increased, or (b) the Conversion Rate of the Debentures is increased at the discretion of the Company, such increase may be deemed to be the payment of a taxable dividend to holders or beneficial owners of Debentures (pursuant to Section 305 of the Code). Holders of Debentures therefore could have taxable income as a result of an event in which they received no cash or property. Similarly, a failure to adjust the Conversion Rate to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Common Stock could, in some circumstances, give rise to deemed dividend income to United States Holders of such Common Stock.

DIVIDENDS ON COMMON STOCK

     Dividends paid on Common Stock generally will be includible in the income of a United States Holder as ordinary income to the extent of the Company's current or accumulated earnings and profits. Subject to certain limitations, a corporate taxpayer holding Common Stock that receives dividends thereon generally will be eligible for a dividends-received deduction equal to 70% of the dividends received.

SALE, EXCHANGE OR REDEMPTION OF COMMON STOCK

     Upon the sale, exchange or redemption of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and the holder's adjusted basis in the Common Stock. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in the Common Stock was more than one year at the time of the sale, exchange or redemption. The distinction between capital gain or loss and ordinary income or loss is important for purposes of the limitations on a United States Holder's ability to offset capital losses against ordinary income and because United States Holders that are individuals may be entitled to a preferential rate on long-term capital gains. The Taxpayer Relief Act of 1997 further reduces tax rates on capital gains recognized by individuals in respect of assets held for more than 18 months. United States Holders are advised to consult with their own tax advisers regarding the application of the Taxpayer Relief Act of 1997 to their particular circumstances.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest (including original issue discount) on a Debenture, payments of actual or constructive dividends on Common Stock, and payment of the proceeds of the sale of a Debenture or Common Stock to certain non-corporate, not otherwise exempt, United States Holders, and a 31% backup withholding tax may apply to such payments if the United States Holder (i) fails to furnish or certify its correct taxpayer identification number to the payor in the manner required, (ii) is notified by the Internal Revenue Service (the 'IRS') that it has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle the United States Holder to a refund.

NON-UNITED STATES HOLDERS

     Subject to the discussion of backup withholding below, payments of interest (including original issue discount) on the Debentures to, or on behalf of, any beneficial owner of a Debenture that is, with respect to the United States, a nonresident alien or a foreign corporation and that is not subject to United States federal income tax as a result of any direct or indirect connection to the United States other than its ownership of a Debenture (a 'Non-United States Holder') will not be subject to U.S. federal income or withholding taxes, provided that (i) either (a) the Non-United States Holder provides an appropriate statement (generally on IRS Form W-8), signed under penalties of perjury, identifying the Non-United States Holder and stating that the holder is not a U.S. person (a 'Foreign Status Statement'), or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a 'Financial Institution'), that holds the Debentures in such capacity, certifies to the Company or its agent, under penalties of perjury, that a Foreign Status Statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner, and the Financial Institution furnishes to the Company or its agent a copy of such Foreign Status Statement, and (ii) the holder is not a '10% shareholder' or 'related controlled foreign corporation' with respect to the Company. If these conditions are not met, a 30% withholding tax will apply to interest income from the Debentures, unless an income tax treaty reduces or eliminates such tax. A 30% withholding tax will apply to dividends paid or deemed paid (as described under 'Constructive Dividends') on Common Stock held by a Non-United States Holder, unless an income tax treaty reduces or eliminates such tax.

     Any capital gain realized on the sale, exchange, redemption or other disposition of a Debenture or Common Stock (including the receipt of cash in lieu of fractional shares upon conversion of a

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

Debenture into shares of Common Stock) by a Non-United States Holder will not be subject to United States federal income or withholding taxes unless, (i) in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange, redemption, or other disposition and certain other conditions are met or, (ii) the Company is or has been a 'U.S. real property holding corporation' for United States federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or such Non-United States Holder's holding period, and
(A) in the case of a sale, exchange, redemption or other disposition of a Debenture, either (1) if the Debentures are considered to be 'regularly traded interests,' the Non-United States Holder beneficially owned (actually or constructively), at any time during the five-year period ending on the date of disposition, more than five percent of the Debentures, or (2) if the Debentures are not considered to be regularly traded interests, the Non-United States Holder beneficially owned (actually or constructively), on the date it acquired any Debenture, Debentures having a fair market value greater than the fair market value of five percent of the Company's Common Stock, or (B) in the case of a sale, exchange, redemption or other disposition of Common Stock, the Non-United States Holder beneficially owned, directly or indirectly, at any time during the shorter of the five year period ending on the date of disposition or such Non-United States Holder's holding period, more than five percent of the Company's Common Stock.

     Except as described above with respect to the receipt of cash in lieu of fractional shares by certain Non-United States Holders upon conversion of Debentures, no United States federal income or withholding taxes will be imposed upon the conversion of Debentures into shares of Common Stock.

     If interest (including original issue discount) with respect to the Debentures, dividends paid or deemed paid on Common Stock, or capital gain on the sale, exchange or other disposition of the Debentures or Common Stock is 'effectively connected' with the conduct of a trade or business by a nonresident alien or foreign corporation in the United States, such income will be subject to United States federal income tax at the same rate that applies for United States Holders and may also be subject to a United States 'branch profits tax' at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

PAYMENTS MADE ON OR BEFORE DECEMBER 31, 1999

     Payments made on Debentures or Common Stock and proceeds from the sale of a Debenture or Common Stock received by a Non-United States Holder will generally not be subject to a backup withholding tax of 31% or to information reporting requirements unless the holder fails to comply with certain reporting procedures or otherwise fails to establish an exemption from such tax reporting requirements under applicable provisions of the Code.

PAYMENTS MADE AFTER DECEMBER 31, 1999

     On October 6, 1997, the Internal Revenue Service issued final regulations relating to withholding tax, information reporting and backup withholding tax rules that unify current certification procedures and forms and clarify reliance standards (the 'Final Regulations'). The Final Regulations eliminate the general current law presumption that dividends paid or deemed paid to an address in a foreign country are paid to a resident of that country and impose certain certification and documentation requirements on Non-United States Holders claiming the benefit of a reduced withholding rate with respect to dividends under a tax treaty. The Final Regulations will generally be effective for payments made after December 31, 1999.

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                            SELLING SECURITYHOLDERS

     The Debentures offered hereby were originally issued by the Company and sold by the Initial Purchaser in transactions exempt from the registration requirements of the Securities Act to 'qualified institutional buyers' (as defined in Rule 144A under the Securities Act). The Selling Securityholders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Debentures and Common Stock issued upon conversion of the Debentures.

     Prior to any use of this Prospectus in connection with an offering of the Debentures and/or the Common Stock issuable upon conversion of the Debentures, this Prospectus will be supplemented to set forth the name and number of Debentures and Shares beneficially owned by the Selling Securityholder intending to sell such Debentures and/or Shares and the number of Debentures and/or Shares to be offered. The Prospectus Supplement will also disclose whether any Selling Securityholder selling in connection with such Prospectus Supplement has held any position or office with, been employed by or otherwise has had a material relationship with, the Company or any of its affiliates during the three years prior to the date of the Prospectus Supplement.

                              PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds of the sale of the Debentures and Common Stock offered hereby. The Debentures and Common Stock may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Debentures through brokers, dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the Selling Securityholders and/or the purchasers of the Debentures and Common Stock for whom they may act as agent. The Selling Securityholders and any such brokers, dealers or agents who participate in the distribution of the Debentures and Common Stock may be deemed to be 'underwriters,' and any profits on the sale of the Debentures and Common Stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     The Debentures and Common Stock offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Debentures and Common Stock may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker and dealer so engaged will attempt to sell the Debentures and Common Stock issuable upon conversion thereof as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of such exchange; (e) face-to-face transactions between sellers and purchasers without a broker-dealer; and (f) through the writing of options. At any time a particular offer of the Debentures and Common Stock is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Debentures and Common Stock. In addition, the Debentures and Common Stock covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

     To the best knowledge of the Company, there are currently no plans, arrangements or understandings between any Selling Securityholders and any broker, dealer, agent or underwriter

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


regarding the sale of the Debentures and Common Stock by the Selling Securityholders. There is no assurance that any Selling Securityholders will sell any or all of the Debentures and Common Stock offered by it hereunder or that any such Selling Securityholder will not transfer, devise or gift such Debentures and Common Stock by other means not described herein.


     The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M which may limit the timing of purchases and sales of any of the Debentures and Common Stock by the Selling Securityholders and any other such person. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Debentures and Common Stock to engage in market-making activities with respect to the particular Debentures and Common Stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Debentures and Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Debentures and Common Stock.


     Under the securities laws of certain states, the Debentures and Common Stock may be sold in such states only through registered or licensed brokers or dealers.


     Pursuant to the Registration Rights Agreement entered into in connection with the offer and sale of the Debentures by the Company, each of the Company and the Selling Securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.


     The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Debentures and Common Stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.


                                 LEGAL MATTERS

     The validity of the Debentures being offered hereby and the Common Stock issuable upon conversion of the Debentures will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses in connection with the distribution described in this Registration Statement. The Company has agreed to pay all of the costs and expenses of this distribution. All Selling Securityholders will pay their own expenses, including expenses of their own counsel, broker or dealer fees, discounts and expenses, and all transfer and other taxes on the sale of the Debentures and Shares. All fees other than the Commission registration fee are estimated.

Commission registration fee.................................................................   $ 31,462
Accountant's fees and expenses..............................................................     60,000
Legal fees and expenses.....................................................................     65,000
Miscellaneous...............................................................................     50,000
                                                                                               --------
Total.......................................................................................   $206,462
                                                                                               --------
                                                                                               --------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Charter provides indemnification to the extent not prohibited by Delaware law (including as such law may be amended in the future to be more favorable to directors and officers). Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made and party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation, such as a derivative action) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of an Other Entity. The Charter provides that its officers and directors, and any person serving in any capacity at the request of Triarc for an Other Entity shall be entitled to such indemnification; however, the Triarc Board may specifically grant such indemnification to other persons in respect of service to Triarc or any Other Entity. The Charter specifies that any director or officer of Triarc serving in any capacity with a majority owned subsidiary or any employee benefit plan of Triarc or of any majority owned subsidiary shall be deemed to be doing so at the request of Triarc.

     Under Section 145 of the DGCL, depending on the nature of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in a settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person so indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the case of a derivative action, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

     Section 145 further provides that to the extent that a director or officer of a corporation is successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. However, if such director or officer is not successful in the defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, he or she shall only be indemnified by the corporation as authorized in the specific case upon a determination that indemnification is proper because he or she met the applicable standard set forth above as determined by a majority of the disinterested directors, by independent legal counsel or by the stockholders.

     The Charter provides that expenses are to be advanced prior to the final disposition of a proceeding upon the receipt by Triarc of an undertaking, as required by the DGCL, that the director or officer or other indemnified person will repay such advances if he or she is ultimately found not to be entitled to indemnification under the DGCL.

     The Charter permits a person entitled to indemnity to bring an action in court to obtain such indemnity and provides that, in any such action, the court will not be bound by a decision of the Triarc Board, independent counsel or stockholders that such person is not entitled to indemnification. Such person is also indemnified for any expenses incurred in connection with successfully establishing his or her right to indemnification in any such proceeding. The Charter expressly provides that the right to indemnification thereunder is a contract right and, therefore, cannot be retroactively eliminated by a later stockholder vote, and is not an exclusive right and, therefore, Triarc may provide other indemnification, if appropriate.

     Triarc also enters into indemnification agreements with its directors and officers indemnifying them against liability they may incur in their capacity as such. The indemnification agreements do not provide indemnification to the extent that the indemnitee is indemnified by Triarc under the Charter the Triarc Bylaws, its directors' and officers' liability insurance, or others. Additionally, the indemnification agreements do not provide indemnification (i) for the return by the indemnitee of any illegal remuneration paid to him or her;
(ii) for any profits payable by the indemnitee to Triarc pursuant to Section 16(b) of the Exchange Act; (iii) for any liability resulting from the indemnitee's fraudulent, dishonest or willful misconduct; (iv) for any amount the payment of which is not permitted by applicable law; (v) for any liability resulting from conduct producing unlawful personal benefit; or (vi) if a final court adjudication determines such indemnification is not lawful.

     Determination as to whether an indemnitee is entitled to be paid under the indemnification agreements may be made by the majority vote of a quorum of disinterested directors, independent legal counsel selected by the Triarc Board, a majority of disinterested Triarc stockholders or by a final adjudication of a court of competent jurisdiction. In the event that Triarc undergoes a 'Change of Control' (as defined in the indemnification agreements) all such determinations shall be made by special independent counsel selected by the indemnitee and approved by Triarc, which consent may not be unreasonably withheld. In certain circumstances, an indemnitee may require Triarc to establish a trust fund to assure that funds will be available to pay any amounts which may be due such indemnitee under an indemnification agreement.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER                                                   DESCRIPTION
------   ------------------------------------------------------------------------------------------------------------
  4.1    -- Indenture dated as of August 1, 1993 among RCAC, Royal Crown, Arby's, Inc. ('Arby's') and The Bank of New
           York, as Trustee, relating to the 9 3/4% Senior Secured Notes Due 2000, incorporated herein by reference to Exhibit 4.2 to Triarc's Registration Statement on Form S-4 dated October 22, 1997 (SEC file No.
           333-38457).
  4.2    -- Amended and Restated Credit Agreement dated as of August 15, 1997 among Mistic, Snapple and Triarc
           Beverage Holdings Corp., as the Borrowers, Various Financial Institutions, as the Lenders, Donaldson,
           Lufkin & Jenrette Securities Corporation, as the arranger and as the Documentation Agent for the Lenders,
           DLJ Capital Funding, Inc., as the Syndication Agent for the Lenders, and The Bank of New York, as
           Administrative Agent for the Lenders, incorporated herein by reference to Exhibit 10.1 to Triarc's
           Quarterly Report on Form 10-Q/A dated September 29, 1997 (SEC file No. 1-2207).
  4.3    -- Credit Agreement, dated as of June 26, 1996, among National Propane, L.P., The First National Bank of
           Boston, as administrative agent and a lender, Bank of America NT & SA, as a lender, and BA Securities,
           Inc., as syndication agent, incorporated herein by reference to Exhibit 10.1 to Current Report of National
           Propane Partners, L.P. (the 'Partnership') on Form 8-K dated August 13, 1996 (SEC file No. 1-11867).
  4.4    -- Note Purchase Agreement, dated as of June 26, 1996 ('Note Purchase Agreement'), among National Propane,
           L.P. and each of the Purchasers listed in Schedule A thereto relating to $125 million aggregate principal amount of 8.54% First Mortgage Notes due June 30, 2010, incorporated herein by reference to Exhibit 10.2 to the Partnership's Current Report on Form 8-K dated August 13, 1996 (SEC file No. 1-11867).

EXHIBIT
NUMBER                                                   DESCRIPTION
------   ------------------------------------------------------------------------------------------------------------
  4.5    -- Consent, Waiver and Amendment dated November 5, 1996 among National Propane, L.P. and each of the
           Purchasers under the Note Purchase Agreement, incorporated herein by reference to Exhibit 4.1 to Triarc's
           Current Report on Form 8-K dated March 31, 1997 (SEC file No. 1-2207).
  4.6    -- Second Consent, Waiver and Amendment dated January 14, 1997 among National Propane, L.P. and each of the
           Purchasers under the Note Purchase Agreement, incorporated herein by reference to Exhibit 4.2 to Triarc's
           Current Report on Form 8-K dated March 31, 1997 (SEC file No. 1-2207).
  4.7    -- Note dated July 2, 1996 of Triarc, payable to the order of National Propane, L.P., incorporated herein by reference to Exhibit 10.5 to the Partnership's Current Report on Form 8-K dated August 13, 1996 (SEC file
           No. 1-11867).
  4.8    -- Master Agreement dated as of May 5, 1997, among Franchise Finance Corporation of America, FFCA
           Acquisition Corporation, FFCA Mortgage Corporation, Triarc, Arby's Restaurant Development Corporation
           ('ARDC'), Arby's Restaurant Holding Company ('ARHC'), Arby's Restaurant Operations Company ('AROC'),
           Arby's, RTM Operating Company, RTM Development Company, RTM Partners, Inc. ('Holdco'), RTM Holding
           Company, Inc., RTM Management Company, LLC and RTM, Inc. ('RTM'), incorporated herein by reference to
           Exhibit 4.16 to Triarc's Registration Statement on Form S-4 dated October 22, 1997 (SEC file No.
           333-38457).
  4.9    -- First Amendment dated as of March 27, 1997, to the Credit Agreement, dated as of June 26, 1996 (the
           'National Propane Credit Agreement'), among National Propane, L.P., The First National Bank of Boston, as
           administrative agent and a lender, Bank of America NT & SA, as a lender, and BA Securities, Inc., as syndication agent, incorporated herein by reference to Exhibit 10.3 to National Propane Partners, L.P.'s
           Current Report on Form 8-K dated March 31, 1997 (SEC file No. 1-11867).
  4.10   -- Indenture dated as of February 9, 1998 between Triarc Companies, Inc. and The Bank of New York, as
           Trustee, incorporated herein by reference to Exhibit 4.1 to Triarc's Current Report on Form 8-K/A dated
           March 6, 1998 (SEC file No. 1-2207).
  4.11   -- Registration Rights Agreement dated as of February 4, 1998 by and among Triarc and Morgan Stanley & Co.
           Incorporated, incorporated herein by reference to Exhibit 4.2 to Triarc's Current Report on Form 8-K/A
           dated March 6, 1998 (SEC file No. 1-2207).
  4.12   -- Second Amendment dated as of April 22, 1997 to the National Propane Credit Agreement among National
           Propane, L.P., the Lenders (as defined therein), The First National Bank of Boston, as Administrative
           Agent and a Lender, Bank of America NT&SA, as a Lender, and BA Securities, Inc. as Syndication Agent,
           incorporated herein by reference to Exhibit 10.1 to National Propane Partners, L.P.'s Current Report on
           Form 8-K dated May 15, 1997 (SEC file No. 1-11867).
  4.13   -- Third Amendment dated as of March 23, 1998 to the National Propane Credit Agreement among National
           Propane, L.P., the Lenders (as defined therein), BankBoston, N.A., as Administrative Agent and a Lender,
           and BancAmerica Robertson Stephens, as Syndication Agent, incorporated herein by reference to Exhibit 10.1 to National Propane Partners, L.P.'s Current Report on Form 8-K dated March 25, 1998 (SEC file No.
           1-11867).
  4.14   -- First Amendment to Credit Agreement dated as of March 23, 1998 among Mistic, Snapple, Triarc Beverage
           Holdings, Corp., the Lenders (as defined therein), DLJ Capital Funding, Inc., as syndication agent, Morgan
           Stanley Senior Funding, Inc., as documentation agent, and The Bank of New York, as administrative agent, incorporated herein by reference to Exhibit 4.1 to Triarc's Current Report on Form 8-K dated March 26,
           1998 (SEC file No. 1-2207).
  4.15   -- Fourth Amendment dated as of March 30, 1998 to the National Propane Credit Agreement among National
           Propane, L.P., the Lenders (as defined therein), BankBoston, N.A., as Administrative Agent and a Lender,
           and BankAmerica Robertson Stephens, as Syndication Agent, incorporated herein by reference to Exhibit
           10.27 to National Propane Partners, L.P.'s Annual Report on Form 10-K dated March 31, 1998 (SEC File No.
           1-11867).
  5.1*   -- Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.
 12.1    -- Statement of Computation of Ratio of Earnings to Fixed Charges.
 23.1    -- Consent of Deloitte & Touche LLP.
 23.2*   -- Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included as part of Exhibit 5.1).
 24.1*   -- Power of Attorney.
 25.1*   -- Statement of Eligibility of Trustee on Form T-1.


------------


*  Previously filed.

ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the 'Securities Act'); (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended the (the 'Exchange Act') (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON MAY 22, 1998.


                                          TRIARC COMPANIES, INC.

                                          By:          /S/ NELSON PELTZ
                                               .................................

                                                        NELSON PELTZ
                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER





     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                SIGNATURES                                     TITLES                             DATE
------------------------------------------  --------------------------------------------   -------------------
             /S/ NELSON PELTZ               Chairman and Chief Executive Officer and          May 22, 1998
 .........................................    Director (Principal Executive Officer)
               NELSON PELTZ

                    *                       President and Chief Operating Officer and         May 22, 1998
 .........................................    Director (Principal Operating Officer)
               PETER W. MAY

                    *                       Executive Vice President and Chief Financial      May 22, 1998
 .........................................    Officer (Principal Financial Officer)
           JOHN L. BARNES, JR.

           /S/ FRED H. SCHAEFER             Vice President and Chief Accounting Officer       May 22, 1998
 .........................................    (Principal Accounting Officer)
             FRED H. SCHAEFER

                    *                       Director                                          May 22, 1998
 .........................................
              HUGH L. CAREY

                    *                       Director                                          May 22, 1998
 .........................................
               CLIVE CHAJET

                    *                       Director                                          May 22, 1998
 .........................................
             STANLEY R. JAFFE

                    *                       Director                                           May 22 1998
 .........................................
             JOSEPH A. LEVATO

                    *                       Director                                          May 22, 1998
 .........................................
            DAVID E. SCHWAB II

                SIGNATURES                                     TITLES                             DATE
------------------------------------------  --------------------------------------------   -------------------
                    *                       Director                                          May 22, 1998
 .........................................
            RAYMOND S. TROUBH

                    *                       Director                                          May 22, 1998
 .........................................
             GERALD TSAI, JR.

       *By:        /s/ NELSON PELTZ
 .........................................
               NELSON PELTZ
             ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                               DESCRIPTION                                              PAGE NO.
-------   -------------------------------------------------------------------------------------------------   --------
  4.1     -- Indenture dated as of August 1, 1993 among RCAC, Royal Crown, Arby's, Inc. ('Arby's') and The
            Bank of New York, as Trustee, relating to the 9 3/4% Senior Secured Notes Due 2000, incorporated herein by reference to Exhibit 4.2 to Triarc's Registration Statement on Form S-4
            dated October 22, 1997 (SEC file No. 333-38457)................................................
  4.2     -- Amended and Restated Credit Agreement dated as of August 15, 1997 among Mistic, Snapple and
            Triarc Beverage Holdings Corp., as the Borrowers, Various Financial Institutions, as the
            Lenders, Donaldson, Lufkin & Jenrette Securities Corporation, as the arranger and as the
            Documentation Agent for the Lenders, DLJ Capital Funding, Inc., as the Syndication Agent for
            the Lenders, and The Bank of New York, as Administrative Agent for the Lenders, incorporated herein by reference to Exhibit 10.1 to Triarc's Quarterly Report on Form 10-Q/A dated September
            29, 1997 (SEC file No. 1-2207).................................................................
  4.3     -- Credit Agreement, dated as of June 26, 1996, among National Propane, L.P., The First National
            Bank of Boston, as administrative agent and a lender, Bank of America NT & SA, as a lender, and
            BA Securities, Inc., as syndication agent, incorporated herein by reference to Exhibit 10.1 to
            Current Report of National Propane Partners, L.P. (the 'Partnership') on Form 8-K dated August
            13, 1996 (SEC file No. 1-11867)................................................................
  4.4     -- Note Purchase Agreement, dated as of June 26, 1996 ('Note Purchase Agreement'), among National
            Propane, L.P. and each of the Purchasers listed in Schedule A thereto relating to $125 million aggregate principal amount of 8.54% First Mortgage Notes due June 30, 2010, incorporated herein by reference to Exhibit 10.2 to the Partnership's Current Report on Form 8-K dated August 13,
            1996 (SEC file No. 1-11867)....................................................................
  4.5     -- Consent, Waiver and Amendment dated November 5, 1996 among National Propane, L.P. and each of the Purchasers under the Note Purchase Agreement, incorporated herein by reference to Exhibit
            4.1 to Triarc's Current Report on Form 8-K dated March 31, 1997 (SEC file No. 1-2207)..........
  4.6     -- Second Consent, Waiver and Amendment dated January 14, 1997 among National Propane, L.P. and each of the Purchasers under the Note Purchase Agreement, incorporated herein by reference to
            Exhibit 4.2 to Triarc's Current Report on Form 8-K dated March 31, 1997 (SEC file No.
            1-2207)........................................................................................
  4.7     -- Note dated July 2, 1996 of Triarc, payable to the order of National Propane, L.P., incorporated herein by reference to Exhibit 10.5 to the Partnership's Current Report on Form
            8-K dated August 13, 1996 (SEC file No. 1-11867)...............................................
  4.8     -- Master Agreement dated as of May 5, 1997, among Franchise Finance Corporation of America, FFCA
            Acquisition Corporation, FFCA Mortgage Corporation, Triarc, Arby's Restaurant Development
            Corporation ('ARDC'), Arby's Restaurant Holding Company ('ARHC'), Arby's Restaurant Operations
            Company ('AROC'), Arby's, RTM Operating Company, RTM Development Company, RTM Partners, Inc.
            ('Holdco'), RTM Holding Company, Inc., RTM Management Company, LLC and RTM, Inc. ('RTM'),
            incorporated herein by reference to Exhibit 4.16 to Triarc's Registration Statement on Form S-4
            dated October 22, 1997 (SEC file No. 333-38457)................................................
  4.9     -- First Amendment dated as of March 27, 1997, to the Credit Agreement, dated as of June 26, 1996
            (the 'National Propane Credit Agreement'), among National Propane, L.P., The First National
            Bank of Boston, as administrative agent and a lender, Bank of America NT & SA, as a lender, and
            BA Securities, Inc., as syndication agent, incorporated herein by reference to Exhibit 10.3 to
            National Propane Partners, L.P.'s Current Report on Form 8-K dated March 31, 1997 (SEC file No.
            1-11867).......................................................................................
  4.10    -- Indenture dated as of February 9, 1998 between Triarc Companies, Inc. and The Bank of New
            York, as Trustee, incorporated herein by reference to Exhibit 4.1 to Triarc's Current Report on
            Form 8-K/A dated March 6, 1998 (SEC file No. 1-2207)...........................................
  4.11    -- Registration Rights Agreement dated as of February 4, 1998 by and among Triarc and Morgan
            Stanley & Co. Incorporated, incorporated herein by reference to Exhibit 4.2 to Triarc's Current
            Report on Form 8-K/A dated March 6, 1998 (SEC file No. 1-2207).................................

EXHIBIT
NUMBER                                               DESCRIPTION                                              PAGE NO.
-------   -------------------------------------------------------------------------------------------------   --------
  4.12    -- Second Amendment dated as of April 22, 1997 to the National Propane Credit Agreement among
            National Propane, L.P., the Lenders (as defined therein), The First National Bank of Boston, as
            Administrative Agent and a Lender, Bank of America NT&SA, as a Lender, and BA Securities, Inc.
            as Syndication Agent, incorporated herein by reference to Exhibit 10.1 to National Propane
            Partners, L.P.'s Current Report on Form 8-K dated May 15, 1997 (SEC file No. 1-11867)..........
  4.13    -- Third Amendment dated as of March 23, 1998 to the National Propane Credit Agreement among
            National Propane, L.P., the Lenders (as defined therein), BankBoston, N.A., as Administrative
            Agent and a Lender, and BancAmerica Robertson Stephens, as Syndication Agent, incorporated herein by reference to Exhibit 10.1 to National Propane Partners, L.P.'s Current Report on Form
            8-K dated March 25, 1998 (SEC file No. 1-11867)................................................
  4.14    -- First Amendment to Credit Agreement dated as of March 23, 1998 among Mistic, Snapple, Triarc
            Beverage Holdings, Corp., the Lenders (as defined therein), DLJ Capital Funding, Inc., as syndication agent, Morgan Stanley Senior Funding, Inc., as documentation agent, and The Bank of
            New York, as administrative agent, incorporated herein by reference to Exhibit 4.1 to Triarc's
            Current Report on Form 8-K dated March 26, 1998 (SEC file No. 1-2207)..........................
  4.15    -- Fourth Amendment dated as of March 30, 1998 to the National Propane Credit Agreement among
            National Propane, L.P., the Lenders (as defined therein), BankBoston, N.A., as Administrative
            Agent and a Lender, and BankAmerica Robertson Stephens, as Syndication Agent, incorporated herein by reference to Exhibit 10.27 to National Propane Partners, L.P.'s Annual Report on Form
            10-K dated March 31, 1998 (SEC File No. 1-11867)...............................................
  5.1*    -- Opinion of Paul, Weiss, Rifkind, Wharton & Garrison...........................................
 12.1     -- Statement of Computation of Ratio of Earnings to Fixed Charges................................
 23.1     -- Consent of Deloitte & Touche LLP..............................................................
 23.2*    -- Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included as part of Exhibit 5.1).........
 24.1*    -- Power of Attorney.............................................................................
 25.1*    -- Statement of Eligibility of Trustee on Form T-1...............................................




------------



*  Previously filed.



